Exhibit 10.1

PROPERTY PURCHASE AGREEMENT

BETWEEN

KAANAPALI LAND MANAGEMENT CORP.

AND

KAUHALE DEVELOPMENT LLC

[PU'UKOLI'I VILLAGE MAUKA]

Pu'ukoli'i Village Mauka

PROPERTY PURCHASE AGREEMENT

This Property Purchase Agreement (this "**Agreement**") is made as of June 3, 2024 (the "**Effective Date**"), by and between KAANAPALI LAND MANAGEMENT CORP., a Hawaii corporation ("**KLMC**"), the mailing address of which is P. O. Box 10669, Lahaina, Hawaii 96761, and KAUHALE DEVELOPMENT LLC, a Hawaii limited liability company ("**Purchaser**"), the address of which is 76-6386 Pualani Street, Kailua Kona, Hawaii 96740.

RECITALS:

A. KLMC is the owner in fee simple of Lots 1-39, inclusive, of the Pu'ukoli'i Village Mauka Subdivision, as shown on the map thereof dated February 26, 2009, prepared by Kirk T. Tanaka, Licensed Professional Land Surveyor, for R.T. Tanaka Engineers, Inc., a copy of which is attached hereto as **Exhibit "A"** (the "**PVM Subdivision Map**"), being TMKs (2) 4-4-15:34-72, inclusive, which collectively comprise KLMC's master plan for development of the area referred to as "Pu'ukoli'i Mauka" or "Pu'ukoli'i Village Mauka", consisting of approximately twenty development lots, certain lots designated for parks and other community facilities, interior roads, easements and other features (collectively, the "**PVM Project**"), approximately as shown on the proposed land use plan for Pu'ukoli'i Village Mauka, a copy of which is attached hereto as **Exhibit "B"** (the "**PVM Land Use Plan**").

B. The PVM Project is subject to that certain Pu'ukoli'i Mauka Affordable Housing Agreement dated April 7, 2008 (the "**HHFDC Entitlements Agreement**"), by and among KLMC, Hawaii Housing Finance and Development Corporation ("**HHFDC**") and the County of Maui (the "**County**"). The HHFDC Entitlements Agreement establishes, among other things and on and subject to the terms and provisions thereof, certain land use entitlements for the PVM Project, including the development of "**Multi-Family Units**" and "**Single-Family Units**" (as those terms are defined in the HHFDC Entitlements Agreement; herein collectively "**Units**", or individually a "**Unit**") for sale and rental and certain community and public facilities, and also details the affordability requirements for marketing and pricing a portion of the Units to be developed within and as part of the PVM Project (the "**Affordability Requirements**"). The HHFDC Entitlements Agreement provides exemptions for the PVM Project from certain County zoning, subdivision and other land use ordinances (the "**HHFDC County Ordinance Exemptions**"), as and to the extent expressly stated therein, and subject to certain land use restrictions and development standards (the "**HHFDC Land Use Restrictions**") as provided therein.

C. The PVM Project is also subject to certain conditions (the "**LUC Conditions**") imposed in connection with Docket No. A92-686 before the State of Hawaii (the "**State**") Land Use Commission ("**LUC**"), pursuant to the HHFDC Entitlements Agreement and for reclassification of the land comprising the PVM Project, among other lands, from the Agricultural District to the Urban District.

D. KLMC has prepared construction plans, as identified in **Exhibit "C"** attached hereto ("**PVM Master Infrastructure Plans**"), for certain off-site and onsite infrastructure (collectively, and including such additional and/or modified items in accordance with Section 9(a), "**PVM Master Infrastructure**") relating to development of the PVM Project, including roads, water, sewer, power, drainage and other items.

E. Purchaser desires to purchase from KLMC, and KLMC desires to sell to Purchaser, subject to and in accordance with the terms and conditions set forth in this Agreement, Lots 1-27, inclusive, Lot 29, and Lots 32-39, inclusive (collectively, and together with the rights and appurtenances pertaining thereto, the "**Land**"), of the PVM Project (together with the improvements, if any, located thereon and the Access Easement described below, the "**Property**"). The Land is more particularly described in the title reports prepared by First American Title Company, Inc. listed in **Exhibit "D"** attached hereto (collectively, and as shall be updated no later than sixty calendar days after the Effective Date, the "**Title Report**"). Lot 28 (TMK (2) 4-4-15:61) ("**Lot 28**"), Lot 30 (TMK (2) 4-4-15:63) ("**Lot 30**"), and Lot 31 (TMK (2) 4-4-15:64) ("**Lot 31**") (Lot 30 and Lot 31, collectively the "**Utility Lots**") are excluded from the Property for purposes of this Agreement.

AGREEMENT:

In consideration of the Recitals, which are incorporated into and a material part of this Agreement, and the sum of ONE HUNDRED AND NO/100 DOLLARS (U.S. $100.00) (the "**Contract Payment**") paid by Purchaser to KLMC on or as of the Effective Date, the mutual promises and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KLMC and Purchaser hereby agree as follows:

1. AGREEMENT TO PURCHASE AND SELL. Purchaser hereby agrees to purchase and acquire the Property from KLMC, and KLMC hereby agrees to sell and convey the Property to Purchaser, subject to and in accordance with the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE. The purchase price to be paid by Purchaser for the Property shall be TWENTY-NINE MILLION EIGHT HUNDRED SIXTY THOUSAND AND NO/100 U.S. DOLLARS (U.S. $29,860,000.00) (the "**Base Purchase Price**"), plus the Density Price Adjustment (defined below), if applicable, and plus also the Re-Sale Consideration (defined below), as applicable (collectively, the "**Purchase Price**"). The Purchase Price shall be payable by Purchaser to KLMC as provided below. All amounts payable hereunder shall be paid in United States dollars or by electronic or wire transfer, into Escrow (defined below) or as otherwise provided herein, of immediately available funds, or in such other form as is acceptable to KLMC. All sums deposited into Escrow prior to Closing (defined below) shall be immediately invested by Escrow Agent (defined below) as directed by Purchaser and reasonably approved by Escrow Agent; provided that such deposits shall be invested in a manner allowing for such funds to be available at Closing as provided in this Agreement. Except as otherwise provided in this Agreement, all interest accruing on such deposits shall accrue for the benefit of Purchaser.

(a) Initial Deposit. Within two business days after the Effective Date, Purchaser shall deposit into Escrow the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS (U.S. $250,000.00) (the "**Initial Deposit**"), to be held and disbursed by Escrow Agent

in accordance with this Agreement. The Initial Deposit shall be refunded to Purchaser if Purchaser properly terminates this Agreement in accordance with Section 7(d) of this Agreement.

(b) **Extension Deposit**. Prior to expiration of the Due Diligence Period (defined below), Purchaser may, at its discretion and with prior written notice delivered to KLMC and Escrow Agent, deposit into Escrow the additional sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS (U.S. $250,000.00) (the "**Extension Deposit**"), to be held and disbursed by Escrow Agent in accordance with this Agreement, whereupon the Due Diligence Period shall be extended (one-time) by sixty calendar days. Neither the Initial Deposit nor the Extension Deposit, if applicable (collectively, the "**Deposit**"), shall be refundable to Purchaser after delivery of the Notice to Proceed (defined below), except as provided in Section 15(b) or Section 16. At Closing, the Deposit and all interest, if any, accrued thereon shall be applied toward the Base Purchase Price.

(c) **Additional Cash at Closing**. On or before the time specified by Escrow Agent to timely consummate Closing as provided herein, Purchaser shall deposit into Escrow the balance of the Base Purchase Price, less interest, if any, accrued on the Deposit, together with Purchaser's share of the closing costs, Escrow Agent's fees and applicable prorated items, and such other amounts as are to be paid by Purchaser at Closing pursuant to this Agreement.

(d) **Contract Payment**. Without limiting any other provision of this Agreement, KLMC and Purchaser acknowledge and agree that the Contract Payment represents adequate bargained for consideration for KLMC's execution and delivery of this Agreement, Purchaser's right to conduct its due diligence investigation of the Property, and Purchaser's right to terminate this Agreement on or before expiration of the Due Diligence Period in accordance with this Agreement. The Contract Payment is in addition to and independent of any other consideration or payment provided for herein and is non-refundable in all events. The Contract Payment shall not be applied or credited to the Purchase Price, nor shall it in any event be refunded or refundable to Purchaser.

2.1 **EVIDENCE OF FUNDS**. Purchaser represents to KLMC that Purchaser is financially capable of making, when due, all of the required payments in accordance with this Agreement, and of satisfying all other obligations of Purchaser under this Agreement. Prior to delivery of the Notice to Proceed, Purchaser shall provide to KLMC reliable evidence, to the reasonable satisfaction of KLMC, of available cash or other committed source(s) of funds sufficient for Purchaser to make such payments and satisfy such obligations.

3. **TITLE**.

(a) **Deed**. Title to the Land, including the improvements, if any, located thereon, shall be conveyed to Purchaser at Closing by a limited warranty deed (the "**Deed**"), in such form as shall be prepared by KLMC and presented to Purchaser no later than sixty calendar days after the Effective Date. Purchaser agrees to and shall take title to the Property subject to the Permitted Exceptions (defined below).

(b) **Permitted Exceptions**. Attached as **Exhibit "E"** to this Agreement is a list of exceptions, reservations, easements and other items which KLMC proposes shall be recited or

referenced in the Deed as encumbrances or exceptions to title. Purchaser may, in Purchaser's discretion, disapprove of any of the items listed in Exhibit "E" by delivering written notice (the "**Title Notice**") thereof to KLMC no later than thirty calendar days prior to expiration of the Due Diligence Period. The Title Notice shall specify in detail the disapproved item(s) (the "**title defect**"). Upon receipt of the Title Notice, KLMC may, at its option, either **(i)** cure or otherwise remove the title defect from title and the Deed prior to Closing; or **(ii)** notify Purchaser in writing, delivered to Purchaser no later than ten calendar days prior to expiration of the Due Diligence Period, that KLMC shall not or cannot cure or otherwise remove the title defect, in which case Purchaser shall either terminate this Agreement in accordance with Section 7(d) or be deemed to have rescinded its disapproval of the title defect. Purchaser agrees that KLMC has no obligation to cure any title defect. Purchaser shall be deemed to have approved, for purposes of this Agreement, all items listed in Exhibit "D" not expressly and specifically disapproved in the manner provided above in this Section 3(b). All such approved items are referred to in this Agreement as the "**Permitted Exceptions**".

(c) **Access/Utility Easement**. Conveyance of the Property to Purchaser at Closing as provided herein shall include non-exclusive easement rights for access and utility purposes (including underground sewerline) (collectively, the "**Access Easement**"), appurtenant to the Land, over and across Kaka'alaneo Drive (defined below) and such portions of Ikena Nani Road (defined below) excluding Roadway Lot 33 (defined below) (collectively, the "**Roadway Easement Area**"), by one or more grant of easement instruments in such form(s) as shall be prepared by KLMC and presented to Purchaser no later than sixty calendar days after the Effective Date (collectively, the "**Grant of Access Easement**"), reserving to KLMC, its successors and assigns, the right to dedicate all or any portion of the Roadway Easement Area to the County or other governmental authority for use as a public roadway, or to convey all or any portion(s) of the Roadway Easement Area to an owners association for use by those entitled thereto. Until any such dedication for public use, use of the Roadway Easement Area by or through Purchaser or otherwise for service to the Land and/or the PVM Project, or any portion(s) thereof, shall be subject to all rules and regulations reasonably imposed by KLMC or such owners association, as applicable, relating to such use, which shall include, without limitation, assessment obligations for the maintenance and repair thereof (reasonably allocated based on use thereof, as determined with respect to actual or projected traffic or by other fair and equitable methodology).

Purchaser acknowledges that the Roadway Easement Area, via Kaka'alaneo Drive, shall be the sole access to the Land and/or the PVM Project, and that access shall not be provided or taken via Pu'ukoli'i Road; provided, however, that KLMC may, at its discretion in consideration of the effects of construction traffic on Kaka'alaneo Drive and Ikena Nani Road, designate a reasonable alternative construction access route to the Land over and across KLMC Land (defined below), and in such event all construction vehicles relating to development of the Land and/or the PVM Project shall use only such alternative construction access route, and not Kaka'alaneo Drive or Ikena Nani Road, pursuant to the terms of a construction access license agreement to be executed by Purchaser and KLMC.

(d) **Title Insurance**. Purchaser may, at its option, responsibility and expense, obtain a binding commitment (the "**title commitment**") from a title insurance company (the "**title company**") to issue at Closing an owner's policy of title insurance (the "**title policy**") with respect to the Property, with such extended coverage and endorsements as Purchaser may reasonably

require and in such amount as Purchaser shall direct but not to exceed the Base Purchase Price, subject to the Permitted Exceptions. A copy of the title commitment, if any, shall be delivered to KLMC. At Closing, the title company shall cause the title policy to be issued in favor of Purchaser in accordance with the title commitment. Purchaser shall act in diligent good faith to cause the title policy to be issued at Closing in accordance with the title commitment. In the event the title commitment is not obtained prior to expiration of the Due Diligence Period, Purchaser may: **(i)** elect to terminate this Agreement in accordance with Section 7(d) of this Agreement; or **(ii)** elect to proceed with its purchase of the Property, in accordance with Section 7(d), in which case any failure of the title company to issue the title policy, or any other policy of title insurance or title assurances, shall not in any way affect Purchaser's obligations under this Agreement.

(e) **KLMC Reserved Rights, Easements**. Without limiting any other provision of this Agreement or the documents to be delivered at Closing or thereafter pursuant to this Agreement, KLMC shall have, and at Closing there shall be reserved to KLMC (and applicable KLMC-Related Entities (defined below)), their successors, designees and assigns, such easements and rights of way on or affecting the Property, and appurtenant to and for the benefit of the KLMC Land, or appropriate portions thereof, as may be deemed necessary or convenient by KLMC or KLMC-Related Entities in connection with KCF-2 (defined below), the Kaanapali 2020 Development (defined below), or other activities of KLMC or KLMC-Related Entities on or relating to the KLMC Land, including, without limitation, easements and rights of way for access, utilities, sanitary and storm sewers, drainage facilities and similar or other customary and reasonable purposes, together with rights of improvement, repair, maintenance and replacement. Purchaser, for itself and on behalf of its successors and assigns, agrees to and shall cooperate with KLMC and KLMC-Related Entities to effectively designate discrete easement areas affecting the Land, sufficient for the effective reservation or conveyance and exercise of KLMC's rights hereunder, as part of the Small Lot Subdivision (defined below) or as otherwise reasonably required by KLMC, and to thereupon execute and record one or more grants of easement, free and clear of any and all liens and encumbrances made by or through Purchaser, conveying to KLMC, or other appropriate entities as directed by KLMC, easement rights across such areas, and further agrees to cooperate and take such actions as may be requested by KLMC or KLMC-Related Entities in connection with any assignment, grant and/or dedication of such easement rights to any utility companies, governmental or quasi-governmental authorities, owners associations or other entities. KLMC may sell, transfer, assign, delegate or surrender all or any portion of its reserved rights pursuant to this Section 3(e), at any time at the sole and absolute discretion of KLMC.

KLMC shall identify such easement areas, or reasonable corridors therefor, in such manner and within such timeframe so as to minimize, to the extent reasonable and practicable, any material conflict or interference with the Purchaser's development of the PVM Project consistent with the PVM Development Plan.

4. ESCROW.

(a) **Opening**. Immediately upon the Effective Date, KLMC and Purchaser shall open an escrow account ("**Escrow**") with First American Title Company, Inc., Honolulu, Hawaii ("**Escrow Agent**") for the purchase and sale of the Property pursuant to this Agreement. Delivery to Escrow Agent of a fully executed copy of this Agreement shall constitute the opening of Escrow.

This Agreement shall constitute joint escrow instructions to Escrow Agent. KLMC and Purchaser agree to execute such additional instructions not inconsistent with the provisions of this Agreement which may be required by Escrow Agent. KLMC and Purchaser agree that, as between KLMC and Purchaser, if there is any conflict between the terms of this Agreement and the provisions of any additional escrow instructions required by Escrow Agent, the terms of this Agreement shall control.

(b) **Cancellation**. If Escrow fails to close due to KLMC's default, KLMC shall pay all Escrow Cancellation Charges. If Escrow fails to close due to Purchaser's default, Purchaser shall pay all Escrow Cancellation Charges. As used herein, the term "**Escrow Cancellation Charges**" means all fees, charges and expenses incurred or charged by Escrow Agent and the title company relating to this Agreement, including all expenses incurred or charged in connection with issuance of the Title Report, the title commitment, and other title matters. Nothing contained in this Section 4(b) is intended to limit either KLMC or Purchaser from exercising the remedies available upon default as set forth in this Agreement.

5. CLOSING.

(a) **Closing Date**. As used in this Agreement, the term "**Closing Date**" means the date the Deed, the Grant of Access Easement and the Memorandum of PVM Development Declaration (defined below) are recorded at the Bureau of Conveyances of the State of Hawaii (the "**Bureau**") and the Infrastructure Agreement (defined below) and the PVM Development Declaration (defined below) are delivered between KLMC and Purchaser, and the term "**Closing**" shall refer to the recordation of the Deed, the Grant of Access Easement, and the Memorandum of PVM Development Declaration and delivery of the Infrastructure Agreement and the PVM Development Declaration in accordance with this Agreement. The Closing Date shall be the date that is thirty calendar days after expiration of the Due Diligence Period (or the first business day thereafter if such date is not a business day).

(b) **Closing Documentation**. On or before two business days prior to the Closing Date, KLMC and/or Purchaser, as appropriate, shall execute and deliver to Escrow Agent the Deed and such additional documents and items (including, without limitation, the Grant of Access Easement, the Infrastructure Agreement, the PVM Development Declaration, and the Memorandum of PVM Development Declaration) as may be required to consummate the transaction pursuant to this Agreement.

(c) **Disbursal of Base Purchase Price and Recordation at Closing**. At Closing, Escrow Agent shall disburse to KLMC the Base Purchase Price (less KLMC's share of the closing costs and applicable prorated items) and shall record the Deed, the Grant of Access Easement, and the Memorandum of PVM Development Declaration at the Bureau.

(d) **Possession**. Possession of the Property shall be delivered to Purchaser at Closing, subject to such rights to the Property constituting or arising out of the Permitted Exceptions.

6. CLOSING COSTS AND PRORATIONS. Except as otherwise specifically provided in this Agreement, Purchaser shall be responsible for all closing costs incurred by Purchaser, and

KLMC shall be responsible for all closing costs incurred by KLMC, including each of their respective attorney's fees.

(a) **Purchaser's Closing Costs**. At Closing (if not earlier paid), Purchaser shall pay the following:

(i) one-half (1/2) the cost of the title policy referenced in Section 3(d), and all costs of any other policy or policies of title insurance requested by Purchaser in connection with this transaction, and all costs of any endorsements or extended coverage thereto;

(ii) all costs and charges in connection with any survey or staking of all or portions of the Land requested by Purchaser in connection with this transaction;

(iii) all recording fees (except as provided in subsection 6(b)(ii) below);

(iv) one-half (1/2) of the conveyance tax payable in connection with the sale by KLMC of the Property to Purchaser; and

(v) one-half (1/2) of Escrow Agent's fees.

(b) **KLMC's Closing Costs**. At Closing (if not earlier paid), KLMC shall pay the following:

(i) one-half (1/2) of the cost of the title policy referenced in Section 3(d);

(ii) the cost (including recording fees), if any, to clear KLMC's title to the Property so that the state of KLMC's title at Closing is as required by this Agreement;

(iii) one-half (1/2) of the conveyance tax payable in connection with the sale by KLMC of the Property to Purchaser; and

(iv) one-half (1/2) of Escrow Agent's fees.

(c) **Other Closing Costs**. Escrow Agent shall apportion all other closing costs, if any, in a manner customary for real estate transactions of this nature in the State of Hawaii.

(d) **Real Property Taxes**. All real property taxes applicable to the Land and the improvements, if any, located thereon shall be prorated between KLMC and Purchaser as of the Closing Date. If the current year's taxes have not been determined as of the Closing Date, proration shall be based on the previous year's taxes. Purchaser shall be solely responsible for any retroactive application of real property taxes (so-called "rollback taxes"), and any penalties assessed thereon, applicable to the Land and attributable to any change or proposed change in classification or use of all or any of the Land or otherwise related to Purchaser's acquisition, ownership or development

of the Property. In no event shall KLMC be responsible for any rollback taxes and penalties thereon assessed on the Land, even if liability therefor relates to any period prior to the Closing Date.

(e) **<u>Other Prorations</u>**. Other customary prorations shall be prorated between KLMC and Purchaser as of the Closing Date, and shall be apportioned by Escrow Agent at Closing.

7. **<u>PURCHASER'S DUE DILIGENCE PERIOD</u>**. Purchaser shall be entitled to a period of time (the "**Due Diligence Period**") to investigate and evaluate, at Purchaser's expense and subject to the provisions of this Section 7, the condition of the Property, the suitability of the Property for Purchaser's intended purposes or as otherwise required by this Agreement, and the availability of sufficient funds for Purchaser's development and use of the Property in accordance with this Agreement. The Due Diligence Period shall commence on the Effective Date and shall expire on the earliest to occur of **(i)** termination of this Agreement in accordance with the terms hereof, **(ii)** Purchaser's delivery of the Notice to Proceed in accordance with Section 7(d), and **(iii)** 4:00 p.m., Hawaii Standard Time, on the date which is one hundred calendar days after the Effective Date (subject to extension as provided in Section 2(b)).

(a) During the Due Diligence Period and continuing until Closing, provided that this Agreement shall not have been terminated and Purchaser is not in default under this Agreement, Purchaser shall have the right, subject to the provisions of this Section 7 and at Purchaser's sole cost and expense, to conduct such independent investigations, including soils tests, surveys, environmental site assessments, and other customary engineering tests and physical examinations of the Land, as Purchaser reasonably deems necessary or appropriate concerning Purchaser's ownership, use and development of the Land. Prior to conducting any tests, surveys, assessments or other physical examinations on or otherwise affecting the Land, Purchaser shall notify KLMC of Purchaser's intent to conduct such examinations, and of the nature and extent thereof, the scheduled date and time of such examinations (which shall be during normal business hours only), and shall obtain KLMC's written consent prior to the commencement of any such physical examination (which consent shall not be unreasonably withheld or unreasonably delayed, but may be subject to such conditions as KLMC may reasonably impose to protect KLMC's interests). All such requests shall be directed to KLMC's Representative (defined below), and KLMC's Representative shall make diligent good faith efforts to respond within two business days. Purchaser acknowledges and agrees that KLMC shall have the right to be present (and/or to have a specified representative present) at any such entry by Purchaser, its agents and contractors. "**KLMC's Representative**" is Jeff Rebugio (telephone no. (808) 661-9652; e-mail address: jeff@kaanapaliland.com), or such other individual identified as such by KLMC, in writing delivered to Purchaser, from time to time.

(b) Provided that this Agreement shall not have been terminated and Purchaser is not in default under this Agreement, KLMC shall grant to Purchaser and its agents a nonexclusive license to enter upon the Land, during the Due Diligence Period and continuing until Closing, for the purpose of conducting physical examinations of the Land pursuant to and in accordance with this Section 7. Prior to any such entry by or on behalf of Purchaser on the Land, KLMC and Purchaser shall execute a right-of-entry agreement (the "**Right-of-Entry Agreement**"), in the form attached as **<u>Exhibit "F"</u>** to this Agreement, which Right-of-Entry Agreement shall contain,

among other things, insurance requirements and Purchaser's release and indemnification of KLMC and KLMC-Related Entities. Purchaser agrees to and shall observe and comply with all of the terms and conditions in the Right-of-Entry Agreement.

(c) During the Due Diligence Period and continuing until Closing, provided that this Agreement shall not have been terminated and Purchaser is not in default under this Agreement, and subject to Section 10(j) as applicable, Purchaser shall have the right to confer with third parties concerning the Property and the PVM Project, which third parties may include without limitation government officials, provided that prior to contacting any such third party, Purchaser shall notify KLMC's Representative of Purchaser's intent to contact such third party and shall obtain KLMC's prior written consent (which consent shall not be unreasonably withheld or unreasonably delayed, but may be subject to such conditions as KLMC may impose, at its reasonable discretion, to protect the interests of KLMC or any of the KLMC-Related Entities). KLMC's Representative shall make diligent good faith efforts to respond to any such notification within two business days. Purchaser acknowledges and agrees that, prior to Closing, KLMC shall have the right to be present at any meeting or telephone call with any third party and to receive copies of all correspondence and e-mails with any third party.

(d) During the Due Diligence Period, Purchaser shall determine whether it intends to proceed with its purchase of the Property pursuant to this Agreement. If Purchaser elects to proceed with its purchase of the Property in accordance with this Agreement, Purchaser shall deliver written notice thereof to KLMC (the "**Notice to Proceed**") prior to expiration of the Due Diligence Period. If Purchaser fails to deliver the Notice to Proceed to KLMC prior to expiration of the Due Diligence Period, such failure shall be deemed an election by Purchaser not to proceed with its purchase of the Property, and to terminate this Agreement, in which event the provisions of Section 16 shall apply. Upon delivery of the Notice to Proceed in accordance with this Section 7(d), Purchaser will be deemed to have satisfied itself with the condition of the Property (as set forth in Section 8) and, except as otherwise expressly provided in this Agreement, to have waived any right to terminate this Agreement based on the condition of the Property or such other matters referenced in this Section 7 or in Section 8.

(e) By signing this Agreement, Purchaser acknowledges that in addition to all other due diligence examinations and investigations performed or to be performed by Purchaser, and Purchaser's knowledge of the Property derived therefrom, Purchaser is specifically aware of the following items relating to or potentially affecting the Property and/or the PVM Project, and, prior to expiration of the Due Diligence Period, shall have reviewed, considered and acknowledged the effects thereof on Purchaser's acquisition, ownership and use of the Property and development of the PVM Project in accordance with this Agreement.

(i) **Kaanapali 2020 Subdivision**. Kaanapali 2020 Subdivision final plat prepared by Austin, Tsutsumi & Associates, Inc., Revision Date: December 6, 2012 (the "**Kaanapali 2020 Subdivision Map**"), as approved by the Director of Public Works, County of Maui, on December 21, 2012 (Subdivision File No. 4.966).

(ii) **Puukolii Village Development Agreement**. Puukolii Village Development Agreement dated March 4, 1993, by and between HHFDC and Amfac Property Investment Corp., as amended by the HHFDC Entitlements Agreement (the "**Puukolii Village Development Agreement**").

(iii) **LUC Conditions**. Findings of Fact, Conclusions of Law, Decision and Order (Docket No. A92-686), filed at the LUC on May 5, 1993; Order Granting Motion to Substitute Parties and Modify Certain Conditions and Other Matters in the Findings of Fact, Conclusions of Law, and Decision and Order dated May 5, 1993, filed at the LUC on March 9, 2009; Certificate dated July 1, 1993, recorded at the Bureau as Document No. 93-106910; Amendment to Certificate dated August 17, 1993, recorded at the Bureau as Document No. 93-136094; Second Amendment to Certificate dated March 5, 2009, recorded at the Bureau as Document No. 2009-048854.

(iv) **Archaeological Plans**. Final Archaeological Inventory Survey for the Pu'ukoli'i Village Mauka Project dated May 2022, and Final Archaeological Monitoring Plan for the Pu'ukoli'i Village Mauka Project dated January 2023, both prepared by Cultural Surveys Hawaii, Inc. (collectively, the "**Archaeological Plans**").

(v) **Lahaina Bypass**. The current alignment of the proposed Lahaina Bypass Road (including, among other property, Lot 48 as shown on the Kaanapali 2020 Subdivision Map) and related connector road(s) (collectively, the "**Lahaina Bypass**") (which may or may not be constructed in the future) are adjacent to and in the vicinity of the Land. Purchaser understands and acknowledges that (A) the Property may be periodically affected by various nuisances, risks and hazards related to construction and/or use of the Lahaina Bypass, (B) construction of the Lahaina Bypass may occur, if at all, in stages over a significant period of time, and (C) the Lahaina Bypass, if constructed, may have either single or multiple lanes in either direction, and the number of lanes may change during the process of construction or at any time in the future. KLMC and KLMC-Related Entities are not responsible for construction of the Lahaina Bypass, nor for the effect of any eminent domain proceedings which may affect the PVM Project, including the Property, relating to the Lahaina Bypass or any realignment thereof.

(vi) **Kaka'alaneo Drive**. Kaka'alaneo Drive (located within a portion of Roadway Lot 49 as shown on the Kaanapali 2020 Subdivision Map) ("**Kaka'alaneo Drive**") is currently designed and constructed as an "agriculture" road, consistent with County requirements for agriculture roads. Purchaser acknowledges KLMC's intent, consistent with the Kaanapali 2020 Development Plan (defined below), that Kaka'alaneo Drive may become an "urban" road, and that the County and/or State Department of Transportation ("**SDOT**") may designate Kaka'alaneo Drive (and a

portion of Ikena Nani Road) as a Lahaina Bypass connector road; however, neither KLMC nor any of the KLMC-Related Entities makes any representations or assurances whatsoever with respect to such design and designation of Kaka'alaneo Drive.

(vii) **Ikena Nani Road**. Ikena Nani Road (located within a portion of Roadway Lot 49 and Easement J (affecting Lot 48) ("**Easement J**") as shown on the Kaanapali 2020 Subdivision Map, and also within Roadway Lot 33 as shown on the PVM Subdivision Map (TMK (2) 4-4-15:66; being a portion of the Land) ("**Roadway Lot 33**")) is currently designed and constructed as an "agriculture" road, consistent with County requirements for agriculture roads. Ikena Nani Road (including Roadway Lot 33), together with Kaka'alaneo Drive, is subject to that certain Grant of Easement (Access and Utility) recorded in the Bureau as Document No. 2005-264578, as amended by Amendment to Grant of Easement (Access and Utility) recorded in the Bureau as Document No. A-47590802.

(viii) **Flood Zone**. Portions of Lot 3 and Lot 4, as shown on the PVM Subdivision Map (TMKs (2) 4-4-15:36 and 37, respectively; being portions of the Land), approximately along the northern boundaries of such lots, are within the 100 year flood zone, and, as shall be provided in the Infrastructure Agreement, shall remain as a natural or improved drainage area with shared use rights and maintenance obligations.

(ix) **Existing HWSC Water Tanks, Easements**. Lot 29 and Lot 32, as shown on the PVM Subdivision Map (TMKs (2) 4-4-15:62 and 65, respectively; being portions of the Land), each has an existing water tank and related facilities located thereon (collectively, the "**Existing Water Tanks**") owned by Hawaii Water Service Company, Inc. ("**HWSC**"), and portions of which, including the locations of the Existing Water Tanks, are subject to easements and other rights in favor of HWSC.

(x) **Hawaii Right to Farm Act**. Without limiting any other provision of this Agreement or contained in any of the Deed or the PVM Development Declaration, Purchaser understands and acknowledges that the Hawaii Right to Farm Act (Hawaii Revised Statutes Chapter 165) and other provisions of Hawaii law limit the circumstances under which farming operations may be deemed to be a nuisance. Without limiting the foregoing, Purchaser specifically acknowledges KLMC's intent to continue, and possibly expand, farming and other agricultural activities and operations on lands adjacent to or in the vicinity of the Property (and, in accordance with Section 11(c), to continue farming and other agricultural activities on the Land after Closing).

(xi) **Agricultural Operations; Residue**. The Property and adjacent properties have been and may continue to be subject to extensive agricultural production and related agricultural activities, and as such the Property may

have been and may continue to be exposed to organic waste, herbicides and other residue from agricultural activities and operations, any of which may have a present and continuing effect on the Property.

(xii) **Subdivision Laws**. The marketing and/or sale by Purchaser of subdivided portions of the Property may be subject to the Interstate Land Sales Full Disclosure Act (15 USCS Section 1701 et seq.) ("**ILSFDA**") and/or the Hawaii Uniform Land Sales Practices Act (Hawaii Revised Statutes Ch. 484) ("**HULSPA**"), and registration requirements thereunder and other applicable subdivision laws and ordinances. Purchaser, at its responsibility and expense, shall comply with ILSFDA and HULSPA as and to the extent applicable to the PVM Project. Purchaser further acknowledges, and hereby represents to KLMC, that Purchaser is acquiring the Land for the purpose of engaging in the business of constructing residential or commercial buildings, and thereby satisfies the "builders exemption" under both ILSFDA and HULSPA for purposes of this Agreement.

(xiii) **Kaanapali 2020 Development Plan; PVM Land Use Plan**. The Property is located adjacent to and in the vicinity of other lands owned by KLMC and/or certain of the KLMC-Related Entities, or in which KLMC and/or certain of the KLMC-Related Entities have an interest (the "**KLMC Land**"), and the PVM Project (including the Land) is part of and within KLMC's (or a related entity's) master plan (the "**Kaanapali 2020 Development Plan**") for development of the Kaanapali area (the "**Kaanapali 2020 Development**"), which may include component residential, commercial, agricultural, recreational, industrial, community, and related developments and uses. Purchaser hereby consents to all such developments and uses. Neither KLMC nor any of the KLMC-Related Entities makes any representations or assurances whatsoever that all or any portion of the Kaanapali 2020 Development Plan will be developed, or that any use or development of KLMC Land or other lands adjacent to or in the vicinity of the Property will be in accordance with the Kaanapali 2020 Development Plan or other plans or depictions for the Kaanapali 2020 Development.

(xiv) **Ka`anapali Coffee Farms Mauka**. Without limiting subsection 7(e)(xiii) or Section 11, Purchaser acknowledges that portions of the Land are located adjacent to certain of the KLMC Land, identified as TMK (2) 4-4-2:2, shown on the Kaanapali 2020 Development Plan and intended to be developed as Ka`anapali Coffee Farms Mauka ("**KCF-2**"), which, if developed, would have residential and agricultural components, and related infrastructure (including without limitation shared drainage area(s) or retention basins and other drainage facilities, shared access, and shared water supply facilities) affecting portions of the PVM Project.

(xv) **HWSC and MECO Facilities**. Various waterlines and related facilities and appurtenances owned by HWSC and/or serving HWSC interests,

including without limitation the Existing Water Tanks, and various electrical poles, lines and related facilities and appurtenances owned by Maui Electric Company, Limited, Hawaiian Telcom, Inc. and/or an internet provider (collectively, "**MECO**") and/or serving MECO interests, likely are or may be located in the Land and/or the Roadway Easement Area and which may or may not be within surveyed easement areas and may or may not be covered by appropriate grants or reservations of easements. Purchaser shall be responsible, at its expense, for determining the effect of such waterlines, facilities and appurtenances on the PVM Project and Purchaser's obligations hereunder, and shall appropriately address and accommodate HWSC's and MECO's respective interests in connection therewith.

(xvi) **Encroachments**. Certain of the KLMC Land adjacent to the Land is or may be used for livestock grazing purposes, and fences installed in connection therewith may encroach upon or within the Land. KLMC agrees to make commercially reasonable efforts to remove or resolve such encroachments, to the extent identified by Purchaser prior to Closing and provided that Purchaser shall have elected to terminate grazing rights on the Land as of Closing pursuant to and in accordance with Section 11(c)(iii).

(xvii) **Hospital Infrastructure**. By agreement between KLMC and the owner ("**Hospital Owner**") of certain property in the vicinity of the Land identified as TMK (2) 4-4-2:52 ("**Hospital Site**") intended to be developed for hospital and related medical facilities purposes, certain infrastructure improvements ("**Hospital Infrastructure**") serving the Hospital Site and other lands (possibly including the PVM Project) has been, or is to be, designed, constructed and installed by the Hospital Owner. Neither KLMC nor any of the KLMC-Related Entities makes any representations or assurances whatsoever relating to the Hospital Infrastructure.

(xviii) **Hale Mahaolu MOU**. By letter to Hale Mahaolu dated February 23, 2007, Kaanapali Development Corp. (now known as KLMC) entered into a Memorandum of Understanding ("**Hale Mahaolu MOU**") regarding dedication of a portion of the land to Hale Mahaolu for a senior housing rental facility, as part of the PVM Project and pursuant to the HHFDC Entitlements Agreement.

Purchaser further acknowledges that with respect to the foregoing items, except as expressly provided herein or in the Infrastructure Agreement KLMC does not make any warranties or representations concerning such matters or the accuracy thereof.

(f) During the Due Diligence Period and continuing until Closing, provided that this Agreement shall not have been terminated and Purchaser is not in default under this Agreement, KLMC shall make available to Purchaser (for review and copy, at Purchaser's expense), during regular business hours and at such locations as KLMC shall reasonably determine, such studies, reports, correspondence, agreements, documents and other items (excluding privileged or

confidential items, if any, and further excluding field maps, planting/harvesting records, farming agreements, and other such items relating to farming operations on or affecting the Property or the KLMC Land (collectively "**farming materials**")) materially relating to the Property and known by KLMC's Representative to be in the custody or possession of KLMC, and such other items (excluding privileged or confidential items, if any, and further excluding farming materials) materially relating to the Property and reasonably requested by Purchaser and reasonably obtainable by KLMC (at no cost to KLMC, except to the extent the cost is paid directly by Purchaser) (collectively, "**KLMC's Delivery Materials**"). Purchaser acknowledges that with respect to KLMC's Delivery Materials, except as provided in Section 14(a)(vi), KLMC does not make any warranties or representations concerning such items or the completeness or accuracy thereof.

(g) Purchaser acknowledges that KLMC has provided Purchaser with access to, among other things, certain of the materials described in Section 7(f) prior to the Effective Date subject to the terms and provisions of those certain Confidentiality Agreements dated July 12, 2023, November 9, 2023, May 21, 2024, and May 21, 2024, copies of which are attached hereto as **Exhibit "G"** (collectively, the "**Confidentiality Agreement**").

8. CONDITION OF PROPERTY "AS IS".

(a) **Acknowledgment of Property Condition**. Upon delivery of Notice to Proceed, Purchaser acknowledges that it will have made such independent investigations as Purchaser deems necessary or appropriate concerning Purchaser's ownership, use, development and/or sale of the Property, or the suitability of the Property for use, development and/or sale in accordance with this Agreement, including, but not limited to, investigations and analyses of applicable Regulations (defined below) and Permits (defined below).

(b) **Purchaser Acquiring Property "As Is"**. Except for the covenants of KLMC to Purchaser expressly set forth in this Agreement, the Deed, and such other documents delivered by KLMC to Purchaser at Closing pursuant to this Agreement, Purchaser is relying solely upon its own inspection, investigation and analyses of the Property in entering into this Agreement, and consummating the Closing, and Purchaser is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by KLMC or any of the KLMC-Related Entities, or their respective representatives, whether oral or written, express or implied, of any nature whatsoever. Except as otherwise expressly provided herein, PURCHASER IS ACQUIRING AND ACCEPTING THE PROPERTY "AS IS", in its state and condition as of Closing. No patent or latent condition affecting the Property in any way shall affect Purchaser's obligations hereunder, nor shall any such condition give rise to any right of damage or rescission against KLMC or any KLMC-Related Entities. Such conditions may include, without limitation, the effect of (including non-compliance with) any applicable laws, statutes, rules, regulations, ordinances, limitations, restrictions or requirements concerning the use, density, location, construction or suitability for use or development of the Property or any existing or proposed development or condition thereof, including without limitation the HHFDC Entitlements Agreement (collectively the "**Regulations**"), including but not limited to zoning, land use, development plan, subdivision, building, construction, Hazardous Materials (defined below), archaeological, historical, environmental, endangered or threatened species, or other such Regulations, and any Regulations

governing the maintenance, operation, nonuse or closing of groundwater wells, the diversion, discharge or runoff of water, or any other matters relating to water use, consumption and development on or affecting the Property or other properties; the necessity or availability of any development plan amendments, community plan amendments, land use boundary changes, zoning district changes, zoning variances, conditional use permits, site plan review approvals, building permits, environmental impact statements, and all other governmental permits, approvals or acts (collectively the "**Permits**"); the necessity and existence of all dedications, fees, charges, costs or assessments which may be imposed by the County, the State, and any other governmental or quasi-governmental agencies or entities in connection with use or development of the Property; the economic value of the Property; the size, dimensions, location and topography of the Property, including their location within any flood zone or designated wetlands; the availability or adequacy of access to the Property, or of water, sewage, gas, electrical or other utilities serving the Property; the presence or adequacy of infrastructure or other improvements on, near or concerning the Property; the extent or condition of any grading or other site work relating to the Property or as may be hereafter required for development of the Property in accordance with this Agreement; any surface, soil, subsoil, geologic, drainage or groundwater conditions or other physical conditions and characteristics of or affecting the Property, such as hazardous ground conditions, aircraft overflight, traffic, climate, drainage, air, water or minerals; water rights, if any, appertaining to the Property, including the continuation or validity of any past or present diversion, use and/or consumption of water on, from or affecting the Property; the identity of the Property as a habitat for endangered or threatened species of fauna or flora; the existence on, under or in the vicinity of the Property of any "**Hazardous Materials**", which, as used in this Agreement, shall include any and all substances regulated by, or defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", or "toxic substances" under any and all federal, state or local environmental, water pollution, hazardous substance, toxic material or waste law, ordinance or regulation applicable to the Property, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., the Clean Water Act, as amended, 33 U.S.C. Section 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Sections 300f through 300j, and the Hawaii Environmental Response Law, Hawaii Revised Statutes Chapter 128D; the existence or condition of any surface or underground storage tanks on or under the Property; all items or matters disclosed by the PVM Subdivision Map, the Kaanapali 2020 Subdivision Map, or any other survey(s) of or relating to the Property or any portion(s) thereof; and all other matters concerning the condition, use, development or sale of the Property. Except for limited warranties of title as set forth in the Deed, or as expressly provided in this Agreement or in such other documents delivered by KLMC to Purchaser at Closing pursuant to this Agreement, KLMC makes no representation or warranty concerning the Property or any of the matters described above.

9. PVM MASTER INFRASTRUCTURE.

(a) Development of PVM Master Infrastructure. As shall be more specifically provided in the Infrastructure Agreement, Purchaser shall diligently construct and install, at Purchaser's responsibility and expense, consistent with the Master Infrastructure Plans and in

accordance with applicable regulations and utility company standards and requirements, the off-site and on-site infrastructure improvements specified in the PVM Master Infrastructure Plans and including, without limitation, such additional or modified items as referenced in **Exhibit "H"** to this Agreement. The PVM Master Infrastructure shall be subject to the rights and reservations of KLMC as provided in this Agreement and/or the Infrastructure Agreement.

(b) **PVM Master Infrastructure Plans**. KLMC and Purchaser shall cooperatively and mutually determine appropriate specifications, clarifications, modifications and/or additions to the PVM Master Infrastructure Plans for development of the PVM Master Infrastructure to address, without limitation, the items referenced in Section 9(a) and/or as otherwise reasonable determined appropriate by KLMC in consideration of KLMC's reserved rights and interests relating to the PVM Project. All such specifications, clarifications, modifications and additions shall be part of the PVM Master Infrastructure Plans for all purposes of this Agreement and the Infrastructure Agreement. Subject to Section 10(j), KLMC shall assign to Purchaser, or otherwise authorize use of by Purchaser, such portions of the PVM Master Infrastructure Plans as and to the extent required for Purchaser's construction and installation of the PVM Master Infrastructure in accordance with this Agreement and the Infrastructure Agreement.

(c) **KLMC Infrastructure Work**. To the extent required or desired by KLMC to accommodate earlier development of KCF-2 or other portions of the Kaanapali 2020 Development and/or KLMC Land that may share use of the PVM Master Infrastructure, and as shall be more particularly provided and specified in the Infrastructure Agreement, KLMC (and/or applicable KLMC-Related Entities) may, at its discretion, design, construct, install, and complete all or portions of the PVM Master Infrastructure ("**KLMC Infrastructure Work**"), in which event Purchaser shall be responsible for, or otherwise pay to KLMC (and/or the applicable KLMC-Related Entities), the total costs thereof less the amount of KLMC's Water Tank Contribution Obligation, to the extent applicable (excepting, however, costs relating to such portions of the PVM Master Infrastructure for which KLMC is responsible as expressly provided in the Infrastructure Agreement).

(d) **Infrastructure Agreement**. KLMC and Purchaser shall execute and deliver at Closing an Agreement (the "**Infrastructure Agreement**"), in such form as shall be agreed by KLMC and Purchaser prior to expiration of the Due Diligence Period (to be initially prepared by KLMC and presented to Purchaser no later than sixty calendar days after the Effective Date), addressing the Parties' respective rights and obligations with respect to construction, use and maintenance of the PVM Master Infrastructure in accordance with this Agreement. The Infrastructure Agreement will include, without limitation, provisions addressing construction rights-of-entry and other interests of the parties with respect to off-site components of the PVM Master Infrastructure and to accommodate on-site KLMC Infrastructure Work.

10. **PVM PROJECT DEVELOPMENT**. Purchaser's ownership and use of the Property and development of the PVM Project shall be subject to the terms and conditions of this Agreement, including without limitation the provisions of this Section 10.

(a) **Construction of the PVM Project**. Purchaser shall use diligent commercially reasonable efforts to design, develop, construct and complete the PVM Project pursuant to and in

accordance with the PVM Development Criteria (defined below), the PVM Development Plan and this Agreement, and in compliance with the HHFDC Entitlements Agreement and all Regulations. Without limiting the foregoing, except as otherwise expressly provided in this Agreement and the Infrastructure Agreement, all infrastructure improvements required or desired for development of the PVM Project, including without limitation the PVM Master Infrastructure, and connections to such improvements from utility providers (including connection improvements, and connection and meter fees and charges) shall be the responsibility and at the expense of Purchaser.

The "**PVM Development Criteria**" include the following:

(i) PVM Master Infrastructure: Timely construction of the PVM Master Infrastructure, as provided in, and in accordance with, Section 9 and the Infrastructure Agreement.

(ii) Total Units: Not to exceed 940 (or such greater amount as may be mutually agreed by Purchaser and KLMC and approved by HHFDC, by amendment to the HHFDC Entitlements Agreement, and, if applicable, the County; provided however that the Purchase Price shall be increased by the Density Price Adjustment, as provided in Section 12(a), if more than 940 Units are approved for development on the Land.

(iii) Affordable/Market Rate Allocations: The Units shall meet the Affordability Requirements and Unit type requirements of the HHFDC Entitlements Agreement, as shall be specified in the PVM Development Plan. Any departure from or modification of such allocations shall require the mutual agreement of KLMC and Purchaser and agreement with HHFDC and the County Director of the Department of Housing and Human Concerns, if applicable.

(iv) Site Plan: The site locations of the various components of the PVM Project, including the affordable / market rate allocations and single-family / multi-family allocations, shall be materially consistent with the PVM Land Use Plan, or as otherwise mutually determined by Purchaser and KLMC and set forth in the PVM Development Plan, with due consideration of KLMC's interests in other lands adjacent to or in the vicinity of the PVM Project (including without limitation view plane interests of KCF-2).

(v) Design: The design, layout, configuration, construction standards, materials, landscaping and other design elements of the PVM Project shall in compliance with the HHFDC Entitlements Agreement, including without limitation the HHFDC Land Use Restrictions, land use restrictions and other requirements under the PVM Entitlements, County building codes, all required building permits, the PVM Development Plan, and the PVM Development Declaration (including the PVM Design Guidelines (defined below)).

Any material change to the PVM Development Criteria shall require the written approval of KLMC, which approval may be withheld or conditioned by KLMC at its discretion in reasonable consideration of the interests of KLMC and/or KLMC-Related Entities with respect to the PVM Project, the Kaanapali 2020 Development Plan, KCF-2, or other KLMC Land.

(b) **PVM Development Plan**. Purchaser acknowledges that KLMC and KLMC-Related Entities own or have interests in considerable other lands adjacent to or in the vicinity of the Property, and that KLMC and KLMC-Related Entities therefore have an interest in the nature and quality of the PVM Project as it affects the adjacent and nearby lands, including without limitation KCF-2, the Kaanapali 2020 Development, and other KLMC Land. Purchaser further acknowledges that the Land and the PVM Project have material and significant impacts on KLMC's interests in and relating to the HHFDC Entitlements Agreement and the LUC Conditions. Accordingly, during the course of Purchaser's planning of and application for development of all or any portion of the PVM Project, KLMC shall have the right to review all development plans for the PVM Project, including without limitation each proposed small lot subdivision ("**Small Lot Subdivision**") plat map (creating, consistent with applicable Regulations, individual parcels as necessary for independent sale and conveyance of Units), all site development plans, and all design and construction plans and specifications for infrastructure and Units comprising the PVM Project or portions thereof, and all proposed CPR documents (*i.e.* Declaration of Condominium Property Regime, Bylaws and Condominium Map) (individually and collectively, the "**PVM Development Plan**"), for compliance with this Agreement (including without limitation the PVM Development Criteria), the HHFDC Entitlements Agreement and the LUC Conditions, and provide input and suggestions to better coordinate development of the PVM Project with development of adjacent and nearby properties. Purchaser shall provide KLMC with reasonable opportunity for such review and input. KLMC shall either approve the PVM Development Plan, or respond in writing with reasons for disapproval and/or requests for changes, within fifteen days of receipt thereof. If KLMC requests changes in the PVM Development Plan incidental or beneficial to future development of the adjacent or nearby properties and such changes can be reasonably accommodated by Purchaser, or are otherwise necessary for compliance with this Agreement (including without limitation the PVM Development Criteria), the HHFDC Entitlements Agreement and/or the LUC Conditions, Purchaser shall modify the PVM Development Plan accordingly. Any review of, or input and suggestions relating to, the PVM Development Plan by KLMC pursuant to this Agreement shall be limited to the quality of any development of the Property and compliance of the PVM Development Plan with this Agreement (including without limitation the PVM Development Criteria), the HHFDC Entitlements Agreement and the LUC Conditions, and is not, and shall not be deemed to be, a review or approval of the PVM Development Plan for compliance with any applicable Regulations, or for any other legal sufficiency. KLMC shall have no liability or responsibility to Purchaser or other person for or relating to (i) KLMC's review of, or input and suggestions relating to, the PVM Development Plan, or (ii) any defect or incompatibility in or relating to the PVM Development Plan and any improvements constructed therefrom, or (iii) the development, or manner of development, of the Property, whether or not such development is in accordance with the PVM Development Plan as reviewed by KLMC. The foregoing shall not preclude or avoid compliance with, or indicate satisfaction of, the PVM Design Guidelines, including applicable review and approval procedures and requirements thereunder.

(c) **PVM Design Guidelines**. Purchaser shall timely prepare and submit to KLMC, for review and approval by KLMC prior to expiration of the Due Diligence Period, proposed use and design standards and criteria for the PVM Project ("**PVM Design Guidelines**"), consistent with the HHFDC Land Use Restrictions and providing such further use, design and aesthetic standards which shall be applicable to all residential, commercial and common area components of the PVM Project, in reasonable consideration of the effects thereof on the KLMC Land and KLMC's interests in the PVM Project. KLMC shall either approve the PVM Design Guidelines, or respond in writing with requested revisions, within fifteen days of receipt thereof.

(d) **Permits**. Except as otherwise specifically provided in this Agreement, and consistent with the HHFDC County Ordinance Exemptions as applicable to the PVM Project, subject to Section 11(j) Purchaser shall be responsible for obtaining, at its cost and expense, all Permits which may from time to time be required for Purchaser's construction and installation of the PVM Master Infrastructure and for Purchaser's use, development or sale of the Land, or portions thereof, including the payment or other satisfaction of all fees, costs, charges, exactions and other impositions in connection with such Permits, and for compliance, at its cost and expense, with all Regulations which may from time to time relate or apply to Purchaser's construction and installation of the PVM Master Infrastructure and for Purchaser's use, development or sale of the Land. Purchaser acknowledges and agrees that KLMC makes no representations, assurances or warranties in any way relating to the necessity or availability of any Permits which may be required or desired in connection with the PVM Master Infrastructure and/or any use, development or sale of the Property, including any subdivision of the Land or any other proposed use or development of the Land by Purchaser. Purchaser further acknowledges and agrees that, except as and to the extent otherwise expressly provided in this Agreement, KLMC has assumed no, and assumes no, obligations or responsibilities whatsoever for providing drainage, utilities, public and/or private facilities or any other improvements to or relating to the Property.

(e) **Hale Mahaolu MOU**. Purchaser shall be responsible for compliance with the Hale Mahaolu MOU, as and to the extent applicable to the PVM Project. Any modification or termination of the Hale Mahaolu MOU desired by Purchaser shall be in writing acknowledged and agreed by Hale Mahaolu, a copy of which shall be provided by Purchaser to KLMC.

(f) **PVM Development Declaration**. For the benefit of KLMC and the KLMC Land, and also for the purpose of providing for the survival and binding effect of certain provisions of this Agreement relating to development of the PVM Project, KLMC and Purchaser shall execute and deliver at Closing a "**PVM Development Declaration**", and shall execute, deliver and record at Closing a short form memorandum thereof ("**Memorandum of PVM Development Declaration**"), in such forms as shall be agreed by KLMC and Purchaser prior to expiration of the Due Diligence Period (to be initially prepared by KLMC and presented to Purchaser no later than sixty calendar days after the Effective Date).

The PVM Development Declaration shall include, *inter alia*, provisions covering the following items:

(i) Development of the Land shall be consistent with the PVM Development Criteria, the PVM Development Plan and this Agreement.

(ii) Development of the Land shall be consistent with the LUC Conditions and the HHFDC Entitlements Agreement, including without limitation the Affordability Requirements, the HHFDC Land Use Restrictions and the HHFDC County Ordinance Exemptions, as applicable to the PVM Project pursuant to this Agreement.

(iii) Development of the Land shall be consistent and in compliance with Archaeological Plans, and such other requirements as may be imposed by the State Historic and Preservation Division ("**SHPD**") in connection with the PVM Development Plan.

(iv) Purchaser's commitment and obligation to pay the Density Price Adjustment and the Re-Sale Consideration, as applicable.

(v) Reference to KLMC's reserved rights and easements pursuant to Section 3(e).

(vi) Reference to the Kaanapali 2020 Master CCRs pursuant to Section 10(g).

(vii) Reference to the Wastewater Commitment and Purchaser's obligation to pay the Wastewater Capacity Fee, as applicable, in accordance with Section 10(h).

(viii) Reference to Purchaser's obligations and commitments with respect to the PVM Entitlements, in accordance with Section 10(j).

(ix) Each deed or other conveyance of all or any part of the Property, including each Unit, shall contain the acknowledgments and waivers set forth in Section 13(c).

(x) Provided that Purchaser shall have satisfied, and is not otherwise in default with respect to, all "release obligations" of Purchaser under the PVM Development Declaration (such "release obligations" to be as described or referenced in the PVM Development Declaration), upon Purchaser's written request KLMC shall provide, within ten days of Purchaser's request therefor, partial releases of the PVM Development Declaration and the Memorandum of PVM Development Declaration for delivery through escrow upon and in connection with sales of Units within the Property for individual (and not bulk development) purposes. Any such partial release shall not affect Purchaser's continuing obligations under this Agreement or the PVM Development Declaration.

(g) **Kaanapali 2020 Master Association**. KLMC shall have the right, prior to or after Closing, to subject the land within the Kaanapali 2020 Development Plan, or portions thereof including without limitation the PVM Project, to a Declaration of Covenants, Conditions, and Restrictions (the "**Kaanapali 2020 Master CCRs**") for the purpose of establishing a general plan for use and enjoyment of such lands and common property and common facilities related thereto.

The Kaanapali 2020 Master CCRs may include the creation of an association comprised of the owners of such lands or certain interests therein (the "**Kaanapali 2020 Master Association**"). It is currently contemplated that the Master Association may, among other matters, **(i)** obtain delivery of irrigation water and own and operate an irrigation water transmission system for the provision and distribution of irrigation water to all or portions of the land within the Kaanapali 2020 Development Plan, and **(ii)** own, operate, and maintain other common property and common facilities for the benefit and use of all or portions of the land within the Kaanapali 2020 Development Plan, possibly including, without limitation, Kaka'alaneo Drive and Ikena Nani Road (excluding Roadway Lot 33). Purchaser shall cooperate with KLMC and execute such documents as may be necessary or convenient for effective recordation of the Kaanapali 2020 Master CCRs and formation of the Kaanapali 2020 Master Association. Forms of proposed Kaanapali 2020 Master CCRs shall be provided by KLMC to Purchaser prior to expiration of the Due Diligence Period. Neither KLMC nor any of the KLMC-Related Entities makes any representations or assurances whatsoever regarding the Kaanapali 2020 Master CCRs, including whether it will be pursued or include the Property or regarding the availability and/or delivery of irrigation water to the Land or the PVM Project.

(h) **Wastewater Capacity**. Provided and to the extent KLMC then holds adequate reserved wastewater capacity at the Lahaina Wastewater Treatment Plant ("**Wastewater Capacity**"), KLMC shall deliver to Purchaser a commitment (the "**Wastewater Commitment**") to assign a portion of the Wastewater Capacity for use relating to development of the PVM Project, and for no other purpose, which Wastewater Capacity to be assigned shall be such amount as and when required by the County solely for development and use of the PVM Project in accordance with the PVM Development Criteria, the PVM Development Plan, and this Agreement, with such amount ("**Maximum Assigned Amount**") to be mutually confirmed by Purchaser and KLMC and agreed upon as part of the PVM Development Plan. The form of the Wastewater Commitment shall be provided by KLMC to Purchaser prior to expiration of the Due Diligence Period. Purchaser shall agree to and accept such assignment as indicated in the Wastewater Commitment. Concurrent with, and as consideration for, KLMC's delivery of the Wastewater Commitment, Purchaser shall pay to KLMC a fee ("**Wastewater Capacity Fee**") in the amount of $5,500.00 per Unit to be served by the assigned Wastewater Capacity. Purchaser acknowledges and agrees that KLMC makes no representations or assurances that there shall be adequate Wastewater Capacity as and when may be required for the PVM Project, and that, except as provided in the Wastewater Commitment, if any, KLMC shall have no obligation whatsoever to provide the Maximum Assigned Amount or any additional Wastewater Capacity that may be required in connection with the PVM Project.

(i) **HHFDC Entitlements Agreement; LUC Conditions**. At Closing, Purchaser shall be deemed to have considered, acknowledged, approved and accepted the effects of the HHFDC Entitlements Agreement and the LUC Conditions on or relating to the Property and the PVM Project. Except as and to the extent specifically provided in this Agreement, from and after Closing Purchaser shall be responsible for satisfaction of and compliance with the LUC Conditions relating or applicable to the ownership, development and/or use of the Land and the PVM Project, and KLMC shall be responsible for satisfaction of and compliance with the LUC Conditions to the extent applicable to the ownership, development and/or use of Pu'ukoli'i Triangle (as referenced in the LUC Conditions). Prior to Closing, KLMC shall notify the LUC, in accordance with the

LUC conditions, of its intent to sell the Land to Purchaser. If and to the extent necessary or appropriate, after Closing Purchaser and KLMC shall promptly and cooperatively take all such actions to effectively notify HHFDC and LUC of Purchaser's acquisition of the Land from KLMC and intent to develop the PVM Project. Without limiting any other provision of this Agreement, from and after Closing Purchaser shall indemnify, defend and hold harmless KLMC and KLMC-related Entities from and against any and all Claims (defined below) resulting from or otherwise directly or indirectly relating to any failure to comply with the HHFDC Entitlements Agreement and/or the LUC Conditions as and to the extent applicable to the PVM Project.

Subject to applicable LUC approvals and action, KLMC shall have the right to amend, supplement and/or cause partial or full release of the LUC Conditions and/or the Puukolii Village Development Agreement as to all or any portion of Pu'ukoli'i Triangle without the consent of Purchaser; provided only that any such amendment and/or supplement shall not materially affect the LUC Conditions or the Puukolii Village Development Agreement as they relate to development of the PVM Project. If necessary in connection with such amendment, supplement or release after Closing, Purchaser shall cooperate with Seller and execute such joinders and other documents as reasonably requested by Seller. In no event shall Purchaser amend, supplement or otherwise modify the HHFDC Entitlements Agreement, the LUC Conditions or the Puukolii Village Development Agreement without the written consent and, if applicable, joinder of KLMC.

(j) **PVM Entitlements**.

(i) **Entitlements Applications**. Any and all Permits required or desired by Purchaser in connection with development of the PVM Project (including without limitation the PVM Master Infrastructure) in accordance with this Agreement and applicable Regulations, are collectively referred to in this Agreement as the "**PVM Entitlements**", and the applications and all supporting and ancillary materials submitted by or through Purchaser in connection with applying for, processing and obtaining each of the PVM Entitlements are referred to in this Agreement as "**Entitlements Applications**". Purchaser's application for, and processing of, any or all of the PVM Entitlements for or relating to the PVM Project, whether prior to or after Closing, shall be subject to each and all the following terms and conditions:

(A) Each and all of the Entitlements Applications shall be prepared, filed and processed at Purchaser's expense and on its own behalf.

(B) Copies of each and all of the Entitlements Applications, and any modifications or amendments thereto, shall be provided to KLMC no later than twenty days prior to submission, and shall comply in all respects with this Agreement. KLMC shall have the right to comment and require modifications to the respective Entitlements Applications as reasonably appropriate for consistency with this Agreement and in consideration of the continuing rights and interests of KLMC and/or KLMC-Related Entities.

(C) Purchaser shall provide to KLMC copies of all formal correspondence to and from, and submittals to, the County, State or HWSC, as applicable, relating to the PVM Entitlements, and shall provide reasonable advance written notice to KLMC of all proceedings and meetings relating to the PVM Entitlements. KLMC shall be provided a reasonable opportunity to participate in all meetings with the County, State or HWSC, as applicable, relating to the PVM Entitlements.

(D) Except as otherwise provided in this Agreement, any requirement, obligation, condition and/or exaction to be imposed upon or in connection with the PVM Entitlements which relate or are attributable to ownership, use or development of the Land and/or the PVM Project (including the PVM Master Infrastructure) shall be the responsibility of Purchaser, and KLMC shall incur no obligation or liability in connection therewith.

(E) Unless and to the extent expressly and specifically agreed in writing by KLMC (at its sole and absolute discretion), none of the PVM Entitlements shall become an effective and binding encumbrance on the Property, or any portion thereof, prior to Closing.

(F) Purchaser shall indemnify, defend and hold harmless KLMC and all KLMC-Related Entities from and against any and all loss, liability, cost, claim, demand, damage, action, cause of action, suit, administrative proceeding and/or penalty resulting from or otherwise directly or indirectly relating to the submission, processing, withdrawal and/or approval of any PVM Entitlements.

Purchaser acknowledges that KLMC makes no representations or assurances that any or all of the PVM Entitlements shall be successfully obtained by Purchaser.

(ii) **KLMC Cooperation**. Provided that this Agreement shall not have been terminated and Purchaser is not in default under this Agreement, KLMC will take the following actions as may be reasonably required in connection with the Entitlements Applications:

(A) Authorize, by written direction, KLMC's consultants and contractors for the PVM Master Infrastructure Plans to communicate and work directly with Purchaser, at the expense of Purchaser, as reasonably required for development and construction of the PVM Master Infrastructure and coordination with the PVM Development Plan.

(B) Execute and deliver to Purchaser such consents, authorizations, applications, joinders and agreements (in such form(s) reasonably acceptable to KLMC) as may be reasonably requested by Purchaser and required for the PVM Entitlements pursuant to and in accordance with this Agreement; provided that no such instrument shall impose on KLMC or KLMC-Related Entities, or on the Property prior to Closing, any burden or liability beyond those burdens and liabilities presently existing or that are otherwise contemplated by this Agreement.

(k) **Drainage**. Except as expressly provided in the PVM Development Declaration and in the Infrastructure Agreement, and covered by the PVM Master Infrastructure Plans, Purchaser shall, in connection with its development of the PVM Project, design, construct and maintain drainage systems within the Land, including on-site retention basins and other mitigative measures, as required for the on-site collection and retention of all surface drainage in connection with development of the PVM Project. Except as expressly provided in the PVM Development Declaration and in the Infrastructure Agreement, KLMC shall have no obligations or responsibility whatsoever with respect to off-site or on-site drainage rights or improvements for drainage from or relating to the Land, or any development thereof.

11. **KLMC RESERVED RIGHTS, INTERESTS**. Without limiting Section 3(e) or any other provision of this Agreement or any document delivered or to be delivered in accordance with this Agreement, at Closing there shall be reserved to KLMC (and applicable KLMC-Related Entities), their successors, designees and assigns, such easements and other rights and interests set forth below in this Section 11. The rights reserved and/or granted pursuant to, and other provisions of, this Section 11 shall be contained in grant(s) of easement(s), license(s), and/or other appropriate document(s), in such form(s) as shall be agreed by KLMC and Purchaser prior to expiration of the Due Diligence Period (to be initially prepared by KLMC and presented to Purchaser no later than sixty calendar days after the Effective Date), which document(s) shall be signed and delivered by Purchaser and KLMC (and/or applicable KLMC-Related Entities), and recorded as may be appropriate, at Closing. To the extent that, prior to Closing, portions of the Land have not been surveyed sufficient for the effective reservation or exercise, or conveyance, of KLMC's rights pursuant to this Section 11, Purchaser, for itself and on behalf of its successors and assigns, agrees to and shall cooperate with KLMC and diligently take such actions after Closing as necessary or convenient for KLMC to survey such areas and to immediately thereupon execute one or more grants of easement or other appropriate document(s) conveying to KLMC (and applicable KLMC-Related Entities), their successors, designees and assigns, such easement and other rights as provided in this Section 11.

(a) **Lot 28; Utility Lots**. As to Lot 28, a non-exclusive appurtenant easement for access and utility purposes over, under and across Roadway Lot 33. As to Lot 30, non-exclusive appurtenant easements for access and utility purposes over, under and across **(i)** Easement "D" (affecting Lot 29), **(ii)** Easement "C" (affecting Lot 4), **(iii)** Roadway Lot 33, and **(iv)** such portions of Roadway Lots 34 and 35 as indicated on **Exhibit "I"** attached hereto, all as shown on the PVM Subdivision Map. As to Lot 31, non-exclusive appurtenant easements for access and utility purposes over, under and across **(i)** Easement "B" (affecting Lot 32), **(ii)** Easement "A" (affecting

Lot 14), and **(iii)** Roadway Lot 33, all as shown on the PVM Subdivision Map. All such easements shall be subject to the obligation of the owner of the benefitted property to contribute to the costs and expenses to maintain and repair the roadway and utility improvements within the affected portions of Roadway Lots 33, 34 and 35, as applicable, until dedication thereof, with such contribution to be reasonably determined based on proportionate use thereof by all entitled users.

(b) **KCF-2**.

(i) **KCF-2 Access**. As to KCF-2, a non-exclusive appurtenant easement for access and utility purposes over, under and across **(i)** Roadway Lot 33, **(ii)** such portions of Roadway Lots 34 and 35 as indicated on Exhibit "I", and **(iii)** Roadway Lot 38, all as shown on the PVM Subdivision Map.

(ii) **Roadway Reserve**. A non-exclusive easement for access and utility purposes over, under and across a "Roadway Reserve" area, 44 feet wide, affecting Lot 8 as shown on the PVM Subdivision Map, located as indicated on Exhibit "I", providing access for and connecting through TMK (2) 4-5-21:22 (currently owned by the State of Hawaii) as and to the extent may be required by the County in connection with development of KCF-2 and/or TMK (2) 4-5-21:22, together with non-exclusive appurtenant easements for access and utility purposes from and to the Roadway Reserve over, under and across Roadway Lot 36 and Roadway Reserve 39, as shown on the PVM Subdivision Map, and such other PVM roadway lots as may be appropriate. Purchaser shall effectively designate the Roadway Reserve as part of Small Lot Subdivision or other development of Lot 8, at such location indicated on Exhibit "I" or as may otherwise be designated by agreement with the County.

All easements pursuant to this Section 11(b) shall be subject to the obligation of owner of the benefitted property to contribute to the costs and expenses to maintain and repair the roadway and utility improvements within affected portions of the PVM roadway lots and Roadway Reserves, until dedication thereof, with such contribution to be reasonably determined based on proportionate use thereof by all entitled users.

(c) **KLMC Farming Operations**.

(i) **Farming Access**. Non-exclusive easements, in gross, for access purposes (including without limitation the operation and farming and other heavy equipment) for use in connection with farming and other activities of KLMC (and/or KLMC-Related Entities), their designees and assigns, on KLMC Land and/or other lands in the vicinity of the Property, over and across **(i)** Roadway Lot 33 and portions of Lot 1, located approximately as indicated on Exhibit "I" ("**Farming Access**"), and **(ii)** portions of Lot 14, Lot 2 and Lot 1 located approximately as indicated on Exhibit "I" ("**Farm Equipment Access**"). The Farm Equipment Access easement may be terminated by Purchaser, with no less than ninety days notice to KLMC,

upon and in connection with Purchaser's development of affected portions of the Land. The portion of the Farming Access easement within Lot 1 may be re-located by Purchaser to other location(s) within Lot 1 upon and in connection with Purchaser's development of Lot 1, provided that the Farming Access easement, as so relocated, shall continue to provide adequate and reasonable access for farming purposes as required by KLMC (and/or applicable KLMC-Related Entities), their designees and assigns.

(ii) **Coffee Cultivation**. Purchaser acknowledges that, as of the Effective Date, portions of the Land located approximately as shown on **Exhibit "J"** attached hereto ("**Coffee Cultivation Areas**") are being actively farmed by KLMC (and/or KLMC-Related Entities) with coffee crops. In consideration of the conveyance of the Property by KLMC to Purchaser pursuant to this Agreement, and for no additional consideration, KLMC shall have the right (but not the obligation) and a license (for itself, and/or through KLMC-Related Entities or licensees) to enter upon, use and occupy portions of the Land for the purpose of planting, cultivating, irrigating, harvesting and/or removing coffee (and engaging in other farming activities reasonably related thereto) on or from the Coffee Cultivation Areas (collectively, "**KLMC Farming Operations**"). Such right and license shall terminate sixty days after written notice of such termination by Purchaser to KLMC, which notice shall be given no earlier than sixty days prior to the commencement of Purchaser's grading of the affected lands for development in accordance with this Agreement; provided however that no such termination shall take effect during the harvesting season (August 31 through March 31). All coffee cultivated on and harvested from the Coffee Cultivation Areas pursuant to this Agreement shall be deemed the property of KLMC (and/or KLMC-Related Entities), and KLMC (and/or KLMC-Related Entities) shall be entitled to all revenues and receipts of any kind and nature resulting from or otherwise attributable to KLMC Farming Operations.

(iii) **Livestock Grazing**. Purchaser acknowledges that, as of the Effective Date, portions of the KLMC Land adjacent to the Land, and also portions of the Land, are being utilized for livestock grazing purposes pursuant to license and other arrangements with one or more third-parties ("**Grazing License**"), and may or may not be confined to fenced areas. Promptly following Purchaser's delivery of the Notice to Proceed in accordance with Section 7(d), KLMC shall provide notice terminating the Grazing License as to the Land; provided however that Purchaser may, by written notice delivered to KLMC no later than the expiration of the Due Diligence Period, request that KLMC not terminate the Grazing License as to the Land, in which event KLMC shall not terminate the Grazing License as to the Land and, at Closing, KLMC shall assign to Purchaser, and Purchaser shall assume from KLMC, all interests of KLMC (and/or KLMC-Related Entities) under and with respect to the Grazing License as to the Land.

Subject only to Section 7(e)(xvi), KLMC shall have no obligation, and makes no assurances whatsoever, related to the presence of livestock on the Land pursuant to the Grazing License or otherwise.

(d) **Water Tank**. The PVM Master Infrastructure includes construction of the Water Tank (defined in Exhibit "H") and Water Tank Work (defined in Exhibit "H"). KLMC (and applicable KLMC-Related Entities), their successors, designees and assigns, shall have such easements and other rights with respect to the Water Tank and the Water Tank Work reasonably required for proportionate use thereof (for potable water service and fire protection purposes) in connection with development of KCF-2 and other portions of the Kaanapali 2020 Development Plan and/or other KLMC Land, as shall be specified in the PVM Development Plan. KLMC and Purchaser shall cooperatively address HWSC's interests and requirements with respect to the Water Tank and the Water Tank Work as required for integration thereof with HWSC's source and distribution systems, as reasonably required for potable water service to the PVM Project, KCF-2, and other portions of the Kaanapali 2020 Development Plan and/or other KLMC Land.

(e) **Irrigation Water Facilities; Water Rights**. Purchaser acknowledges that the Land includes or is otherwise affected by, pipelines, ditches and related irrigation water facilities (collectively, "**KLMC's Irrigation Facilities**"), located approximately as indicated on **Exhibit "K"** attached hereto. KLMC (and applicable KLMC-Related Entities), their successors, designees and assigns, shall have: **(i)** an exclusive easement, in gross, for installation, possession, use, operation, maintenance, repair, replacement and enjoyment of KLMC's Irrigation Facilities, as presently situated and as may be relocated as part of the PVM Master Infrastructure, and also as may be extended at the election of KLMC approximately as indicated on Exhibit "K" ("**Irrigation Extension Areas**"); **(ii)** the exclusive right to use and enjoy all water from and through, and all other water rights in any way relating to, KLMC's Irrigation Facilities; and **(iii)** the exclusive right (but not the obligation) to take such actions as may be necessary or appropriate to obtain, maintain and/or defend all rights related to the transmission, withdrawal and use of water from or related to KLMC's Irrigation Facilities (including without limitation obtaining necessary or desirable registrations, filings, permits and approvals with or from the State of Hawaii Commission on Water Resource Management and other governmental authorities relating to water rights and usage for or with respect to KLMC's Irrigation Facilities). If and to the extent any governmental authority shall manage or exercise control over any part of KLMC's Irrigation Facilities or watersheds or water sources from which water arises and thereafter flows into KLMC's Irrigation Facilities, Purchaser, as owner of the Land, shall defer to KLMC's leadership in dealing with the governmental authority and, shall cooperate, at the direction of KLMC, in implementing the approach decided upon by KLMC for dealing with such governmental authority. KLMC makes no representations or assurances regarding the availability of, and shall have no obligation to provide, non-potable (irrigation) water for the PVM Project, from or through KLMC's Irrigation Facilities or otherwise.

12. **PURCHASE PRICE ADJUSTMENTS**. The Purchase Price shall be subject to increase as provided below in this Section 12. Any such increase in the Purchase Price which is determined in accordance with this Section 12 subsequent to Closing shall be paid by Purchaser to KLMC no later than ten business days following such determination. Purchaser's obligations pursuant to this Section 12 shall be personally binding on Purchaser and, following Closing, shall be included in

the PVM Development Declaration as a lien upon the Property until fully satisfied by Purchaser or otherwise released by KLMC.

(a) **Density Price Adjustment**. KLMC and Purchaser acknowledge that the Base Purchase Price referenced in Section 2 is based upon an assumption that Purchaser shall develop the PVM Project with no more than 940 Units, as provided in the HHFDC Entitlements Agreement. If Purchaser shall obtain building permits for development of more than 940 Units on the Land, the Purchase Price shall be increased by U.S. $30,000.00 for each Unit so approved in excess of 940 ("**Density Price Adjustment**"). The amount of any such increase to the Purchase Price shall be determined upon each issuance by the County of a building permit for one or more Units on the Land in excess of 940. Evidence of each building permit issued by the County for the construction of one or more Units on the Land shall be delivered by Purchaser to KLMC immediately upon receipt by Purchaser. In no event shall the Base Purchase Price be reduced for a lesser amount of Units.

(b) **Re-Sale Consideration**. As further consideration for KLMC's agreement to convey the Property to Purchaser, and in addition to the Base Purchase Price and the Density Price Adjustment, if applicable, KLMC shall be entitled to a portion of the Gross Sales Price (defined below) from the Transfer (defined below) by Purchaser of each Unit within the PVM Project or from a Bulk Sale (defined below) of all or portions of the Property (collectively, "**Re-Sale Consideration**"), as follows:

(i) **Unit Sales**. KLMC shall be entitled to two and one-half percent (2.5%) of the Gross Sales Price of each Market Priced (as such term is used in the HHFDC Entitlements Agreement) Unit in the PVM Project. In the event the total number of Market Priced Units included in the PVM Development Plan is less than 460, KLMC shall also be entitled to the greater of **(A)** two and one-half percent (2.5%) of the Gross Sale Price and **(B)** $21,500, in connection with the Transfer of each Affordable Housing Unit (as such term is used in the HHFDC Entitlements Agreement) up to a total of 460 Market Priced Units and Affordable Housing Units.

(ii) **Bulk Sale**. If, within five years after Closing, Purchaser enters into a transaction for a Bulk Sale, or the Property is otherwise subject to a Bulk Sale, KLMC shall be entitled to twenty percent (20%) of the amount by which the Gross Sales Price for the Bulk Sale exceeds the Base Purchase Price ("**Bulk Sale Participation**"). As an alternative to Bulk Sale Participation, or as to any Bulk Sale occurring later than five years after Closing, KLMC may elect, at its discretion, for the provisions of subsection 12(b)(i) to instead apply to the Bulk Sale transferee as fully as if such transferee was the Purchaser at Closing. A "**Bulk Sale**", as used in this Section 12(b)(ii), shall mean any transaction or series of transactions, whether voluntary, involuntary or by operation of law, in which all or any portion of the Property is or shall be conveyed, assigned or transferred **(A)** to any person or entity other than Purchaser for the intended purpose of development and/or resale of multiple Units, or **(B)** to any person or entity

related to or affiliated with Purchaser, or **(C)** for a Transfer purchase price less than the then fair market value (or the applicable Affordable Housing Units price) of the property being transferred. Purchaser shall notify KLMC, in writing, immediately upon entering into any agreement for a Bulk Sale, and shall provide to KLMC such additional information, including the identity of the transferee and the value of all consideration to be given, paid or exchanged, as KLMC shall reasonably require relating to any agreement for a Bulk Sale.

A "**Transfer**", as used in this Section 12(b), shall mean any transaction or series of transactions (including, without limitation, options and agreements of sale) in which a Unit is or shall be sold to any person or entity other than Purchaser. "**Gross Sales Price**" shall mean and include the gross total value of all consideration given, paid or exchanged (or to be given, paid or exchanged, and including the value of any credits to Purchaser or other charges to the Transfer buyer related to the Transfer) for the interest in the Unit being transferred. Purchaser shall provide to KLMC, upon and in connection with each Transfer, adequate documentation and accounting (to the reasonable satisfaction of KLMC) for determination of the Gross Sales Price relating to the Transfer.

All amounts due to KLMC pursuant to this Section 12(b) shall be paid upon the Closing of Transfer, in immediately available funds or in such other form as is acceptable to KLMC. All Re-Sale Consideration to which KLMC may be entitled in connection with a Transfer shall be immediately and directly paid to KLMC, up to the amount due to KLMC pursuant to this Section 12(b), and any purchaser and escrow relating to a Transfer shall be so instructed and obligated. The absence or inadequacy of proceeds to Purchaser in connection with a Transfer shall not in any manner affect Purchaser's obligations to pay the applicable Re-Sale Consideration to KLMC immediately upon Closing of Transfer. "**Closing of Transfer**", as used in this Section 12(b), shall mean the date the Transfer is effective as to the parties involved in accordance with the laws of the State of Hawaii.

13. <u>PURCHASER'S ACKNOWLEDGMENTS AND COVENANTS</u>. Without limiting any other provision of this Agreement, Purchaser hereby makes the following acknowledgments and covenants to and for the benefit of KLMC and KLMC-Related Entities:

(a) <u>Release; Indemnification</u>. Without limiting any other provision of this Agreement, but subject to the covenants of KLMC to Purchaser expressly set forth in this Agreement, the Deed, and such other documents delivered by KLMC to Purchaser pursuant to this Agreement, Purchaser agrees to release KLMC and KLMC-Related Entities from and against any and all loss, liability, cost, claim, demand, damage, action, cause of action, suit, administrative proceedings and/or penalties (collectively, "**Claims**") resulting from or otherwise directly or indirectly relating to Purchaser's ownership, use, occupancy, or any other act or neglect by Purchaser with respect to, the Property and/or the PVM Project. Such release shall include and cover, without limitation, Claims arising or accruing from and after the Closing Date relating to the presence or existence of hazardous or nuisance conditions on, under or affecting the Property.

Subject to the covenants of KLMC to Purchaser expressly set forth in this Agreement, the Deed, and such other documents delivered by KLMC to Purchaser pursuant to this Agreement, Purchaser further agrees to and shall indemnify, defend and hold harmless KLMC and KLMC-Related Entities from and against any and all Claims resulting from or otherwise directly or indirectly relating to Purchaser's ownership, use, occupancy or development of, or any other act or negligence by Purchaser with respect to, the Property and/or the PVM Project.

(b) **KLMC Projects**. Purchaser covenants and agrees, for the benefit of KLMC and the KLMC-Related Entities, that Purchaser (and its members and affiliates) will support (and will consequently not oppose, object to, intervene in, or otherwise interfere with (either directly or through third-parties) any entitlement and/or development applications as the KLMC-Related Entities (or their respective successors and assigns) may deem necessary or advisable in connection with implementation of the Kaanapali 2020 Development Plan, except only to the extent such entitlement and/or development application(s) shall materially restrict Purchaser's use and development of the Property pursuant to the PVM Development Plan and this Agreement. This Section 13(b) shall survive any termination of this Agreement, and shall be binding on Purchaser whether or not Closing occurs.

(c) **Acknowledgement of Adjacent Activities; Waiver**. Purchaser, for itself, any person or entity claiming by or through it and their respective successors and assigns, acknowledges that the Property is located near or adjacent to properties, including KLMC Land and other lands, which have been, are, or may be used for various agricultural, industrial, commercial, recreational, residential, real estate development, and other potentially obtrusive purposes. As such, the Property may have been, and may be, affected by noise, traffic, dust, smoke, soot, ash, odor or other adverse conditions of any kind created by or resulting from such agricultural, industrial, commercial, recreational, residential, real estate development, and other activities (collectively, the "**Adjacent Uses**"). Purchaser, for itself, any person or entity claiming by or through Purchaser as the owner and/or developer of the Property, and their respective successors and assigns, further acknowledges and agrees that neither KLMC nor any of the KLMC-Related Entities shall be held liable for any nuisance, personal injury, illness or other loss, damage or claim which is caused by or related to any customary and reasonably anticipated effects of the Adjacent Uses.

Purchaser, for itself and its successors and assigns, hereby expressly acknowledges the risks associated with such Adjacent Uses and the annoyances, inconveniences, and effects and nuisances created thereby, and expressly waives all rights to any claim against KLMC and KLMC-Related Entities arising out of or in connection with such activities, annoyances, inconveniences and nuisances, including but not limited to **(i)** any right to seek damages attributable thereto, or **(ii)** the abatement or elimination thereof; and Purchaser hereby further covenants and agrees for itself and any person or entity claiming by or through it and their respective successors and assigns, that neither KLMC nor any of the KLMC-Related Entities shall be responsible or liable to Purchaser, or any person or entity claiming by or through it and their respective successors and assigns, for the consequences of the Adjacent Uses. Without limiting the foregoing, Purchaser further understands and acknowledges that the Hawaii Right to Farm Act (HRS Chapter 165) and Hawaii law limit the circumstances under which farming operations may be deemed to be a nuisance.

Purchaser covenants and agrees that all initial conveyances by Purchaser of all or any portion of the Property, including without limitation each Unit, shall contain the acknowledgments and waivers set forth above in this Section 13(c), and that such initial conveyances shall require that all subsequent conveyances thereof shall contain such acknowledgments and waivers.

(d) **Compliance with Law**. Purchaser covenants and agrees, for the benefit of KLMC and the KLMC-Related Entities, that Purchaser shall not violate, and shall comply with, all Regulations in performing its covenants and obligations under this Agreement. Purchaser shall promptly notify KLMC of any known violation of any Regulation relating to Purchaser's obligations under this Agreement.

(e) **Bankruptcy**. Purchaser covenants and agrees, for the benefit of KLMC and the KLMC-Related Entities, that Purchaser shall not make any general assignment for the benefit of any creditor of Purchaser, suffer the appointment of a receiver to take possession of all or substantially all of Purchaser's assets, suffer the attachment or other judicial seizure of any of Purchaser's assets, make an offer of settlement, extension or composition to its creditors generally, suffer filing of any involuntary petition in bankruptcy, or file any voluntary petition in bankruptcy.

14. WARRANTIES AND REPRESENTATIONS.

(a) **KLMC**. KLMC makes the following warranties and representations which shall be true and correct as of the Effective Date and as of the Closing Date, except as otherwise expressly stated below:

(i) **Organization**. KLMC is a corporation duly organized and validly existing under the laws of the State of Hawaii. At or prior to Closing, KLMC shall deliver to Escrow Agent a certificate of good standing from the State of Hawaii Department of Commerce and Consumer Affairs showing KLMC to be duly authorized to do business in the State of Hawaii, and in good standing under the laws of the State of Hawaii.

(ii) **Authorization**. KLMC has full power and authority to enter into this Agreement and the corporate authority to perform its obligations hereunder. At or prior to Closing, KLMC shall deliver to Escrow Agent a resolution of KLMC authorizing the sale of the Property pursuant to the terms of this Agreement and authorizing the person(s) executing any instruments or agreement(s) relating to such sale to execute, acknowledge and deliver such instruments and agreements on behalf of KLMC.

(iii) **Conflicting Agreements**. To KLMC's Knowledge (defined below), neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with, or result in a breach of, any contract, license or undertaking to which KLMC is a party, or constitute a default thereunder.

(iv) **Proceedings**. No legal or administrative proceeding is pending or, to KLMC's Knowledge, threatened against KLMC which would adversely affect its ability to consummate the transactions as contemplated in this Agreement. To KLMC's Knowledge, KLMC has not received any notice that the Property is presently in violation of any Regulation.

(v) **Hazardous Materials**. Except as disclosed to Purchaser or evidenced by materials provided to or obtained by Purchaser prior to the expiration of the Due Diligence Period, to KLMC's Knowledge, as of the Effective Date the Property is not in material violation of any Hazardous Materials Law.

(vi) **KLMC's Delivery Materials**. To KLMC's Knowledge, KLMC's Delivery Materials include true and complete copies of such items in the custody or possession of KLMC, excluding certain information therein that may be redacted or omitted by KLMC to the extent, at KLMC's reasonable determination, such information is proprietary, confidential, or otherwise does not materially relate to the Property or the PVM Project.

(vii) **Condemnation**. To KLMC's Knowledge, as of the Effective Date neither the whole nor any portion of the Property is subject to requisition of use by any governmental authority or has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor is there now pending or, to KLMC's Knowledge, formally threatened in writing any condemnation, expropriation, requisition or similar proceeding against the Property or any portion thereof as of the Effective Date. As of the Effective Date, KLMC has not received any written notice with respect to any of the matters set forth in this paragraph.

(viii) **Anti-Terrorism**. KLMC is not (A) currently identified on the Specialty Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("**OFAC**") or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (B) a person with whom a citizen of the United States is prohibited to engage in transaction by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. To KLMC's Knowledge, the Land does not constitute property of, or is beneficially owned, directly or indirectly, by any Embargoed Person, and, to KLMC's Knowledge, no Embargoed Person has any interest of any nature whatsoever in KLMC (whether directly or indirectly). To KLMC's Knowledge, KLMC is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and other similar requirements contained in OFAC rules and regulations and in any enabling legislation or other Executive Orders or regulations in respect thereof.

As used in this Section 14(a), the term "**KLMC's Knowledge**" means the actual knowledge of Margaret Jennesse, Chad Fukunaga or Jeffrey Rebugio (such individual(s) being most

responsible for accurate information relating to the matters set forth above), without investigation or inquiry. There shall be no personal liability on the part of such individual(s) arising out of any representation or warranty made in this Agreement or in the Deed.

(b) **Survival of KLMC's Representations and Warranties**. The representations and warranties of KLMC contained in this Agreement shall survive Closing and not be merged therein for a period of one year after Closing, and KLMC shall only be liable to Purchaser hereunder for a breach of any warranty or representation set forth in this Agreement with respect to which a claim is made by Purchaser against KLMC on or before the date that is one year after the Closing Date; provided, however, the foregoing shall not limit or restrict the limited warranties of title expressly set forth in the Deed; and further provided, however, if Closing occurs, KLMC shall have no liability (and Purchaser shall make no claim against KLMC) for a breach of any representation or warranty of KLMC under this Agreement if the breach in question constitutes or results from a condition, state of facts or other matter that was **(i)** known to Purchaser prior to expiration of the Due Diligence Period, or **(ii)** known to Purchaser prior to Closing and Purchaser elects to proceed with Closing as provided herein.

(c) **Purchaser**. Purchaser makes the following warranties and representations which shall be true and correct as of the Effective Date and as of the Closing Date, and which shall survive Closing:

(ix) **Organization**. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Hawaii. At or prior to Closing, Purchaser shall deliver to Escrow Agent a certificate of good standing from the State of Hawaii Department of Commerce and Consumer Affairs showing Purchaser to be duly authorized to do business in the State of Hawaii, and in good standing under the laws of the State of Hawaii.

(x) **Authorization**. Purchaser has full power and authority to enter into this Agreement and the authority to perform obligations hereunder. At or prior to Closing, Purchaser shall deliver to KLMC and to Escrow Agent a resolution of Purchaser authorizing Purchaser to carry out its obligations under this Agreement and authorizing the person(s) executing any instruments or agreements relating to such sale to execute, acknowledge and deliver this Agreement and such instruments and agreements on behalf of Purchaser.

(xi) **Conflicting Agreements**. To Purchaser's knowledge, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with, or result in a breach of, any contract, license or undertaking to which Purchaser is a party, or constitute a default thereunder.

(xii) **Proceedings**. No legal or administrative proceeding is pending or, to Purchaser's knowledge, threatened against Purchaser which would

adversely affect Purchaser's ability to consummate the transactions as contemplated in this Agreement.

(xiii) **Anti-Terrorism**. Purchaser is not (A) currently identified on the Specialty Designated Nationals and Blocked Persons List maintained by OFAC or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (B) a person with whom a citizen of the United States is prohibited to engage in transaction by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. To Purchaser's knowledge, the Land does not constitute property of, or is beneficially owned, directly or indirectly, by any Embargoed Person, and, to Purchaser's knowledge, no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly). To Purchaser's knowledge, Purchaser is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and other similar requirements contained in OFAC rules and regulations and in any enabling legislation or other Executive Orders or regulations in respect thereof.

(d) **Duty to Update**. Prior to Closing, KLMC and Purchaser shall each promptly, upon such party's acquiring of actual knowledge of any event or circumstance which makes any representation or warranty made by any party hereunder materially untrue or misleading, provide the other party with written notice of such event or circumstance. In such event, or if a party otherwise discovers prior to Closing that any of the representations and warranties made in this Agreement by the other party is not true in all material respects as if first made as of the date of such discovery, the party's sole and exclusive remedy shall be: **(i)** to terminate this Agreement, in which event the provisions of Section 16 shall apply, unless the matters which cause such representations and warranties not to be true in all material respects is the result of a willfully fraudulent breach by the making party of such representations and warranties, in which case the provisions of Section 15 shall govern; or **(ii)** to proceed to Closing upon the terms and conditions set forth in this Agreement, subject to the matters which causes the representations and warranties not to be true in all material respects as if first made as of the date of such discovery and, in such a case, such representations and warranties shall be automatically modified to such extent and the making party shall have no liability for the same.

15. DEFAULT.

(a) **Purchaser's Default; KLMC's Remedies**. In the event of Purchaser's default in the performance of any obligation or covenant under this Agreement (other than Purchaser's covenants and indemnity obligations under the Right-of-Entry Agreement and Sections 11(j) and 28, and Purchaser's confidentiality obligations under Section 27) prior to Closing or which prevents Closing from taking place as provided herein, KLMC shall be released from any obligation to sell or otherwise convey the Property to Purchaser and KLMC shall be entitled to retain the Deposit paid by Purchaser under this Agreement, including all accrued interest, as liquidated damages for such default, the parties hereby acknowledging and agreeing that the amount of KLMC's actual damages in such circumstance would be difficult, if not impossible, to

determine. KLMC and Purchaser agree that such liquidated damages to KLMC in the event of such a default by Purchaser represents a fair and reasonable estimate of damages and is not a fine or penalty. Should Purchaser improperly object to, contest or otherwise interfere with the release of the Deposit to KLMC as provided in this Agreement, then, in addition to the liquidated damages provided for in this Section 15(a), KLMC shall also be entitled to the amount of its actual damages due to Escrow Agent's failure to promptly release the Deposit to KLMC. Escrow Agent is hereby relieved of any and all liability for releasing the Deposit to KLMC in the manner set forth in this Agreement. In the event of Purchaser's default in the performance of Purchaser's covenants and/or indemnity obligations under the Right-of-Entry Agreement or Sections 11(j) or 27 or Purchaser's confidentiality obligations under Section 27 of this Agreement (whether or not Closing shall occur), or of any obligation or covenant under this Agreement after Closing, KLMC may, subject to Section 15(d), avail itself of any and all remedies available to it at law or in equity.

(b) **<u>KLMC's Default; Purchaser's Remedies</u>**. If KLMC defaults under this Agreement, Purchaser, at its election, may: **(i)** subject to Section 15(d), avail itself of the equitable remedy of specific performance (to the extent feasible and reasonably capable of satisfaction by KLMC); **(ii)** terminate this Agreement by written notice to KLMC, whereupon the provisions of Section 16 shall apply; **(iii)** waive the default and/or proceed with the purchase of the Property in accordance with this Agreement; or **(iv)** subject to Section 15(d), avail itself of any and all remedies available to it at law or in equity; provided that the maximum liability of KLMC and KLMC-Related Entities for any damages and/or penalties in connection with any and all such remedy or remedies shall not exceed, in the aggregate, $500,000.00 (excluding KLMC's Water Tank Contribution Obligation, as applicable). Notwithstanding anything to the contrary contained in this Agreement or elsewhere, no parent, owner, affiliate, stockholder, member, director, officer or board member of KLMC or any of the KLMC-Related Entities shall have any personal liability pursuant to or in connection with this Agreement or the sale of the Property. Except as expressly provided and limited above in this Section 15(b), Purchaser shall have no right to seek damages, including but not limited to general, special, consequential or punitive, from KLMC or KLMC-Related Entities by reason of a default hereunder and Purchaser hereby expressly waives any such right.

(c) **<u>Fees and Costs</u>**. In any action at law or equity between KLMC and Purchaser occasioned by a default hereunder, the prevailing party shall be entitled to collect its reasonable attorney's fees and other costs actually incurred in the action from the non-prevailing party.

(d) **<u>Dispute Resolution</u>**. KLMC and Purchaser agree that in the event Purchaser shall commence any claim against KLMC or KLMC-Related Entities, or if KLMC shall commence any claim against Purchaser, arising out of or in any way connected with this Agreement or the Property, such claim shall be submitted to arbitration in the County of Maui, Hawaii, before a single arbitrator in accordance with the Arbitration Rules, Procedures, and Protocols of Dispute Prevention and Resolution, Inc. then effect and with the applicable provisions of Hawaii Revised Statutes Chapter 658A, as amended. If the parties cannot mutually agree upon a single arbitrator, the arbitrator shall be selected by a Circuit Judge of the Second Circuit Court of the State of Hawaii in accordance with the applicable provisions of HRS Chapter 658A, as amended. The award of the arbitrator shall be final and binding on the parties to the arbitration, subject only to the applicable provisions of HRS Chapter 658A for judicial review and confirmation of the award.

Unless otherwise determined by the arbitrator, the costs of the arbitration shall be borne equally by the parties except that, subject to Section 15(c), each party shall be responsible to pay its own attorneys' and witnesses' fees. The parties acknowledge that the alternative dispute resolution agreement in this Section 15(d) is a material inducement for them to enter into this Agreement. To accomplish the purpose of such agreement, the parties hereby release and waive their respective rights to a trial by jury or judge on any claim or cause of action based upon, arising out of, or in any way connected with, this Agreement or the Property.

16. **<u>TERMINATION OF THIS AGREEMENT</u>**. If, prior to Closing, this Agreement is terminated for any reason expressly provided under the terms of this Agreement, Purchaser shall, at Purchaser's expense and to the extent required by KLMC, promptly take all actions required for a complete and effective withdrawal of all Entitlements Applications and PVM Entitlements, if applicable, and, except as otherwise provided in Section 15, each party shall pay its share of any Escrow Cancellation Charges (allocated in accordance with Section 6), the Deposit shall be returned to Purchaser, and both KLMC and Purchaser shall be released from all further obligations under this Agreement, except for Purchaser's continuing indemnity obligations under the Right-of-Entry Agreement and Sections 11(j) and 28 and confidentiality obligations under Section 27. Further upon such event, all studies, reports and information obtained by Purchaser from or through KLMC (or any of the KLMC-Related Entities) concerning the Property, the PVM Project and/or the Kaanapali 2020 Development shall be immediately returned by Purchaser to KLMC, and all copies thereof destroyed.

17. **<u>KLMC-RELATED ENTITIES</u>**. As used in this Agreement, "**KLMC-Related Entities**" shall mean individually and collectively, KLMC, KLC Holding Corp., a Delaware corporation, Pioneer Mill Company, LLC, a Delaware limited liability company, PM Land Company, LLC, a Delaware limited liability company, Kaanapali Farm Services, Inc., a Hawaii corporation, MauiGrown Coffee Distributors, LLC, an Illinois limited liability company, KLC Land Company, LLC, a Hawaii limited liability company, Kaanapali Land, LLC, a Delaware limited liability company, NB Lot 3, LLC, a Delaware limited liability company, Oahu MS Development Corp., a Hawaii corporation, Amfac Property Investment Corp., a Hawaii corporation, Oahu Sugar Company, LLC, a Delaware limited liability company, Kaanapali Roads, LLC, a Hawaii limited liability company, their respective parents, partners, members, managers, stockholders, subsidiaries and affiliates, and any officer, director, member, representative, employee and/or agent thereof.

18. **<u>TRANSFER OR ASSIGNMENT OF THIS AGREEMENT</u>**. Neither KLMC nor Purchaser shall voluntarily or by operation of law assign, sell or transfer any right, interest or obligation under this Agreement without the other party's express prior written consent, which consent may be given or withheld in the sole and absolute discretion of such party; provided, however, that **(i)** KLMC may, without the approval or consent of Purchaser, assign KLMC's rights, interests and obligations hereunder to any of the KLMC-Related Entities, provided that the assignee shall expressly agree to observe, perform and discharge the obligations of KLMC under this Agreement from and after the date of such assignment, and upon such assignment KLMC shall be released from any further liability under this Agreement; and **(ii)** KLMC shall not withhold its consent to an assignment of Purchaser's rights, interests and obligations hereunder to an entity subject to management control and equity ownership by Scott Kohea, and shall not unreasonably

withhold its consent to any other entity so long as Scott Kohea, either directly or indirectly, is actively involved in the management of such entity's business, provided that the assignee shall expressly agree to observe, perform and discharge the obligations of Purchaser under this Agreement from and after the date of such assignment. Upon any permitted assignment by Purchaser that contains an express assumption of all of Purchaser's obligations hereunder, Purchaser shall automatically be released from any further liability under this Agreement upon the Closing of this transaction provided that if Closing does not occur, Purchaser shall not be released from such liability. Any attempted assignment of any or all of Purchaser's rights, interests or obligations under this Agreement without KLMC's prior written consent shall be null and void.

19. BINDING EFFECT. All of the obligations of Purchaser as contained in this Agreement shall be binding upon and enforceable against Purchaser and any successor of Purchaser, and against any person or entity (other than KLMC and KLMC-Related Entities) to whom all or any portion of the Property, as applicable, may be transferred.

20. TIME OF ESSENCE. Time is of the essence of each and every provision of this Agreement.

21. NOTICES. Any notice, consent, waiver, demand, request or other instrument or communication to be given to or served upon any party hereto in connection with this Agreement must be in writing, and may be given by personal delivery or by certified or registered mail or by facsimile or electronic mail (email) transmission followed by confirming "hard copy", and shall be deemed to have been given and received upon receipt, in the case of notice by personal delivery or by facsimile or email transmission, or four calendar days after a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail, in the case of notice by mail. Such notices shall be given to the parties hereto at the following addresses:

If to KLMC:	Kaanapali Land Management Corp. P. O. Box 10669 Lahaina, Hawaii 96761 Attention: Margaret Jennesse Fax No. (808) 667-9658 Email: margaret@kaanapaliland.com
With a copy to:	Schneider Tanaka Radovich Andrew & Tanaka, LLLC 1100 Alakea Street, Suite 2100 Honolulu, Hawaii 96813 Attention: Scott D. Radovich Fax No.: (808) 792-3920 Email: sradovich@stratlaw.com

If to Purchaser:	Kauhale Development LLC 76-6386 Pualani Street Kailua Kona, Hawaii 96740 Attention: Scott Kohea Fax No.: ____________________ Email: scottkohea@gmail.com
With a copy to:	_________________________ _________________________ _________________________ Attention: ____________________ Fax No.: ____________________ Email: ____________________

Any party hereto may, at any time by giving five days' written notice to the other party hereto, designate any other address in substitution of or in addition to the foregoing address to which such notice shall be given.

22. ENTIRE AGREEMENT. This Agreement, along with the Confidentiality Agreement and any other documents referred to herein or furnished pursuant hereto, constitute the entire agreement between KLMC and Purchaser relating to the transactions covered by this Agreement, and all prior and contemporaneous agreements, representations, negotiations and understandings of KLMC and Purchaser, oral or written, are hereby superseded and merged herein. No agent, representative or officer of either KLMC or Purchaser has any authority to make, or has made, any statements, agreements, or representations, either oral or in writing, express or implied, modifying, adding to, or changing the terms and conditions of this Agreement, and neither KLMC nor Purchaser has relied upon any representations not set forth in this Agreement. No dealings between KLMC and Purchaser or custom shall be permitted to contradict, add to, or modify the terms of this Agreement. No waiver or amendment of the provisions of this Agreement shall be effective unless in writing and signed by both KLMC and Purchaser. This Section 22 shall not be construed or interpreted as affecting the validity of any instrument executed by KLMC and Purchaser pursuant to this Agreement or as otherwise required to consummate the transaction as contemplated by this Agreement.

23. SURVIVAL. Except for Sections 1, 2, 2.1, 3, 4, 5 and 6 (other than Section 6(d)), which shall be merged into the Deed, all provisions of this Agreement shall survive Closing and shall not be merged into the Deed.

24. NO WAIVER. No waiver by KLMC or Purchaser of a breach of any of the terms, covenants or conditions of this Agreement by the other shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. No waiver of any default by KLMC or Purchaser hereunder shall be implied through any omission by the other to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by either KLMC or Purchaser to or of any act by the other

requiring consent or approval shall not be deemed to waive or render unnecessary the consenting party's consent or approval to or of any subsequent similar acts by the other party.

25. **COUNTERPARTS**. This Agreement may be executed in one or more counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signature of all the parties. Each executed counterpart shall be deemed an original, but all of which together shall constitute one and the same Agreement.

26. **FACSIMILE SIGNATURES**. KLMC and Purchaser agree that facsimile signatures on this Agreement and any addenda or other documents related to this Agreement shall be binding and effective for all purposes and treated in the same manner as physical signatures. Notwithstanding the foregoing, KLMC and Purchaser agree that they will promptly forward physically signed copies of this Agreement and such other documents to Escrow Agent. However, this Agreement and any other documents containing facsimile signatures shall remain binding and effective even if the original documents are not received by Escrow Agent. The parties understand that they are required to physically sign all documents for recordation purposes, as applicable.

27. **CONFIDENTIALITY**. Purchaser agrees to maintain confidentiality as to the terms and conditions of this Agreement, except such disclosures to attorneys, accountants, consultants, investors, lenders and others as are reasonably required in order to consummate the transaction contemplated in this Agreement, or otherwise required by governmental authority or a court with appropriate jurisdiction. Purchaser shall instruct its consultants, affiliates, professionals, investors, lenders and others engaged by it in connection with the transaction contemplated in this Agreement to abide by the confidentiality provisions of this Section 27. All information, studies and reports relating to the Property, the PVM Project, KCF-2, the Kaanapali 2020 Development and/or other KLMC Land obtained by Purchaser, either by observations and examinations of its agents and representatives or as disclosed to it by KLMC or KLMC-Related Entities, shall remain confidential, and shall be subject to the terms and provisions of the Confidentiality Agreement. Purchaser agrees to and shall strictly comply with the terms and provisions of the Confidentiality Agreement, and a default thereunder shall constitute a default by Purchaser under this Agreement. Purchaser and KLMC shall make reasonable and good faith efforts to coordinate all press releases and other public communications relating to the transaction contemplated by this Agreement. The foregoing shall not in any way restrict KLMC from making any submittal or other public communication which KLMC determines appropriate in connection with or relating to any prospectus, report or other filing made or to be made by KLMC or any KLMC-Related Entities with the United States Securities Exchange Commission. This Section 27 shall be binding on Purchaser whether or not Closing occurs, and shall survive Closing.

28. **BROKERAGE**. Purchaser has identified John C. Patterson ("**Purchaser's Broker**") as Purchaser's Broker for purposes of this Agreement and all transactions contemplated by this Agreement, and has agreed to pay a commission ("**Purchaser's Broker Commission**") in the amount of two percent (2%) of the Base Purchase Price, to Purchaser's Broker at Closing, in connection with all transactions pursuant to this Agreement. KLMC agrees that Purchaser's Broker Commission shall be paid by Escrow Agent from the Base Purchase Price to be otherwise disbursed to KLMC at Closing in accordance with this Agreement; provided that in no event shall

Purchaser's Broker Commission be paid or payable unless and until Closing occurs in accordance with this Agreement, regardless of whether Closing is prevented or does not occur by reason of KLMC's default or otherwise. In no event shall Purchaser's Broker Commission include, or shall Purchaser's Broker be entitled to, any commission, fee or other payment in connection with any Density Price Adjustment or Re-Sale Consideration.

Except as provided above in this Section 28, each of KLMC and Purchaser represents and warrants to the other that it has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement, and has not incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Agreement. Each of KLMC and Purchaser agrees to indemnify, defend and hold harmless the other party from and against any and all Claims asserted against the other party for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Without limiting the foregoing, and excepting any payment of Purchaser's Broker Commission as provided above in this Section 28, Purchaser agrees to indemnify, defend and hold harmless each KLMC entity from and against any and all Claims by Purchaser's Broker or any other person in any way relating to the acts or actions of Purchaser's Broker in connection with this Agreement or the transaction contemplated by this Agreement. This Section 28 shall be binding on Purchaser whether or not Closing occurs, and shall survive Closing.

29. FURTHER ASSURANCES. Each of the parties shall execute and deliver all additional papers, documents and other assurances, and shall do all acts and things reasonably necessary in connection with the performance of their respective obligations hereunder to carry out the intent of this Agreement.

30. NO JOINT VENTURE. It is hereby acknowledged by Purchaser and KLMC that any relationship between them created hereby is not intended to be and shall not in any way be construed to be that of a partnership, joint venture, or principal and agent. It is hereby further acknowledged that any rights reserved herein by KLMC with respect to the Property, any control exercised by KLMC with respect to the Property, or any documents or matters related thereto is solely for the purpose of either securing KLMC's interest in this transaction or protecting KLMC's and KLMC-Related Entities' property interests and values. Any approvals or other action by KLMC pursuant to this Agreement or any document related thereto, is solely for KLMC's benefit and no person or entity may rely upon KLMC's approvals or actions hereunder for any other purpose.

31. AUTHORITY OF SIGNATURES. Each individual executing this Agreement on behalf of Purchaser, by such execution, represents and warrants to KLMC that he or she is duly authorized to execute this Agreement in the name of and on behalf of Purchaser.

32. CAPTIONS. Captions given to various sections in this Agreement are for convenience and reference purposes only and are not intended to and shall not modify or affect the meaning, construction or interpretation of any of the substantive provisions hereof.

33. **APPLICABLE LAW**. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawaii.

34. **INCORPORATION OF EXHIBITS**. Exhibits "A", "B", "C", "D", "E", "F", "G", "H", "H-1", "I", "J" and "K" to this Agreement are incorporated into this Agreement by this reference.

35. **FORM OF DOCUMENTS**. As to any document, map or exhibit described herein, the form or substance of which is to be agreed by KLMC and Purchaser prior to expiration of the Due Diligence Period, upon expiration of the Due Diligence Period Purchaser shall be deemed to have agreed to the form and substance of such document, map or exhibit as last presented to Purchaser by KLMC, subject only to prior written agreement as to such form and substance by KLMC and Purchaser, and to Purchaser's right to terminate this Agreement in accordance with Section 7(d).

36. **USE OF KAANAPALI AND PUUKOLII NAMES**. Purchaser acknowledges that the term and word "Kaanapali" is a federally registered service mark of KLMC or KLMC-Related Entities, and that the term and words "Puukolii Village" and variations of the word "Puukolii" have been registered in the State of Hawaii by KLMC or KLMC-Related Entities. Purchaser shall not, without the prior written consent of KLMC, which consent may be withheld or conditioned in the sole and absolute discretion of KLMC, use the word "Kaanapali" and/or the word "Puukolii" or variations thereof, or any trade name, trade mark, service mark or logotype held or used by KLMC or KLMC-Related Entities related thereto, in connection with the acquisition, ownership, use, development or sale of the PVM Project or any portion(s) thereof.

[End of text; signatures continued on following page(s).]

KLMC and Purchaser have executed this Agreement as of the Effective Date.

KAANAPALI LAND MANAGEMENT CORP., a Hawaii corporation

By [signature]
Name: Chad Fukunaga
Title: Vice President

KLMC

KAUHALE DEVELOPMENT LLC, a Hawaii limited liability company

By ______________________
Name:
Title:

By ______________________
Name:
Title:

Purchaser

KLMC and Purchaser have executed this Agreement as of the Effective Date.

KAANAPALI LAND MANAGEMENT CORP., a Hawaii corporation

By ________________________________
Name:
Title:

KLMC

KAUHALE DEVELOPMENT LLC, a Hawaii limited liability company

DocuSigned by:
By Scott Kohea 5/22/2024
5D4694EC652A451...
Name: Scott Kohea
Title: Director

By ________________________________
Name:
Title:

Purchaser